                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                      AND
                           ALL OUTSTANDING SHARES OF
                   SERIES B ESOP CONVERTIBLE PREFERRED STOCK
                                       OF
                                EKCO GROUP, INC.
                                       AT
                              $7.00 NET PER SHARE
                                       BY
                             EG TWO ACQUISITION CO.
                                A SUBSIDIARY OF
                             CCPC ACQUISITION CORP.
                              AND AN AFFILIATE OF
                                  BORDEN, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
              NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 8, 1999,
                         UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PURSUANT TO THE OFFER PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "COMMON SHARES") AND THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS AND SERIES B ESOP CONVERTIBLE PREFERRED STOCK, PAR VALUE $0.01 PER SHARE (THE "ESOP PREFERRED SHARES" AND TOGETHER WITH THE COMMON SHARES, THE "SHARES"), OF EKCO GROUP, INC. (THE "COMPANY"), WHICH CONSTITUTES MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY-DILUTED BASIS), OF ALL OF THE SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN A MERGER AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, OR ANY APPLICABLE FOREIGN COMPETITION LAWS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND
SECTIONS 1 AND 15.
                            ------------------------

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS

OF SHARES AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) (and, if applicable, the associated preferred stock purchase rights (the "Rights") of the Company) should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined herein), and either deliver the certificates representing the tendered Shares (and Rights, if applicable) and any other required documents to the Depositary or tender such Shares (and Rights, if applicable) pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares (and Rights, if applicable) registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

    A stockholder who desires to tender Shares (and Rights, if applicable) and whose certificates representing such Shares (and Rights, if applicable) are not immediately available, or who cannot deliver the certificates for Shares (and Rights, if applicable) and all other required documents to reach the Depository on or prior to the Expiration Date (as defined herein), or who cannot comply with the procedure for book-entry transfer on a timely basis may tender such Shares (and Rights, if applicable) by following the procedures for guaranteed delivery set forth in Section 3.

Questions and requests for assistance may be directed to Goldman, Sachs & Co. (the "Dealer Manager") or to MacKenzie Partners, Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or the Dealer Manager, or from brokers, dealers, commercial banks or trust companies.

                      THE DEALER MANAGER FOR THE OFFER IS:

                              GOLDMAN, SACHS & CO.

                                AUGUST 11, 1999

                               TABLE OF CONTENTS

                                                                                                   PAGE
                                                                                                   -----

INTRODUCTION..................................................................................           1

THE TENDER OFFER..............................................................................           3

       1.  Terms of the Offer; Expiration Date................................................           3

       2.  Acceptance for Payment and Payment for Shares......................................           5

       3.  Procedure for Tendering Shares and Rights..........................................           6

       4.  Withdrawal Rights..................................................................           9

       5.  Certain Federal Income Tax Consequences............................................          10

       6.  Price Range of Shares; No Cash Dividends...........................................          10

       7.  Certain Information Concerning the Company.........................................          11

       8.  Certain Information Concerning the Purchaser, the Parent and Borden................          14

       9.  Source and Amount of Funds.........................................................          17

      10.  Background of the Offer; Contacts with the Company.................................          18

      11.  The Merger Agreement; Guarantee....................................................          21

      12.  Purpose of the Offer; the Merger; Plans for the Company; Rights Agreement..........          33

      13.  Dividends and Distributions........................................................          36

      14.  Effect of the Offer on the Market for the Shares, American Stock Exchange Listing
           and Exchange Act Registration......................................................          36

      15.  Certain Conditions of the Offer....................................................          36

      16.  Certain Legal Matters and Regulatory Approvals.....................................          38

      17.  Fees and Expenses..................................................................          40

      18.  Miscellaneous......................................................................          40

SCHEDULE I-- DIRECTORS AND EXECUTIVE OFFICERS OF, THE PURCHASER,
              THE PARENT AND BORDEN, INC. ....................................................         I-1

To the Stockholders of
  EKCO GROUP, INC.

                                  INTRODUCTION

    EG Two Acquisition Co., a Delaware corporation (the "Purchaser"), which is a subsidiary of CCPC Acquisition Corp., a Delaware corporation (the "Parent"), and an affiliate of Borden, Inc., a New Jersey corporation ("Borden"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $0.01 per share (the "Common Shares"), and the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated March 27, 1987, as amended on June 9, 1988, January 10, 1989, March 23, 1992 and December 22, 1992 and as amended and restated as of March 21, 1997 and as amended on August 4, 1999 (as so amended, the "Rights Agreement"), between Ekco Group Inc., a Delaware corporation (the "Company") and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"), and all of the outstanding shares of Series B ESOP Convertible Preferred Stock, par value $0.01 per share (the "ESOP Preferred Shares" and together with the Common Shares, the "Shares"), of the Company at a purchase price of $7.00 per Share including, if applicable, the associated Right, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). The Rights Agreement is described in greater detail below in Section 12. Unless the context requires otherwise, all references in this Offer to Purchase to Shares to which Rights are attached shall be deemed to refer also to the associated Rights, and all references to Rights shall be deemed to include all benefits that may inure to the stockholders of the Company or to holders of the Rights pursuant to the Rights Agreement. In connection with the Merger Agreement (as defined below), the Company has amended the Rights Agreement so that (a) the execution and delivery of the Merger Agreement, the consummation of the Offer, the acquisition of Shares pursuant to the Offer and the consummation of the transactions contemplated thereby, do not and will not, with or without the passage of time, result in (i) the grant of any Rights to any person under the Rights Agreement or enable or require the outstanding rights to be exercised, distributed or triggered, (ii) the Parent, the Purchaser or any of their affiliates becoming an Acquiring Person (as defined in the Rights Agreement), (iii) the occurrence of a Distribution Date or a Shares Acquisition Date (each as defined in the Rights Agreement) and (b) the Rights will expire at, and subject to, the consummation of the Offer. Unless and until the Distribution Date occurs, the Rights will be transferred with and only with the Shares and, therefore, the surrender for transfer of any of the certificates representing Shares (the "Share Certificates"), including upon acceptance for payment of such Shares pursuant to the Offer, will also constitute the surrender for transfer of the Rights associated with the Shares represented by such Share Certificates. See Section 12.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares and Rights pursuant to the Offer. The Purchaser will pay all fees and expenses of Goldman, Sachs & Co., which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), IBJ Whitehall Bank & Trust Company, which is acting as the Depositary (in such capacity, the "Depositary"), and MacKenzie Partners, Inc., which is acting as the Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. See Section 17.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE SHARES AND RECOMMENDS THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.

    The Board of Directors has received the written opinion dated August 4, 1999 of Lehman Brothers, Inc. ("Lehman Brothers"), financial advisor to the Company, to the effect that, as of such date and based upon and subject to certain matters stated therein, from a financial point of view the $7.00 per Share cash consideration to be received in the Offer and the Merger by holders of Shares (other than the Parent, the Purchaser or any direct or indirectly wholly owned subsidiary of the Parent or the Purchaser) is fair to such holders. A copy of the written opinion of Lehman Brothers is attached to the Company's Solicitation/ Recommendation Statement on Schedule 14D-9, which is being distributed to the stockholders of the Company, and stockholders are urged to read the opinion carefully in its entirety for the assumptions made, matters considered and limitations on the review undertaken by Lehman Brothers.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PURSUANT TO THE OFFER PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1) SUCH NUMBER OF SHARES WHICH CONSTITUTES MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY DILUTED BASIS) OF ALL SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN A MERGER ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION") AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT") OR ANY APPLICABLE FOREIGN COMPETITION LAWS (THE "HSR ACT CONDITION"). SEE SECTIONS 1 AND 15. IF THE PURCHASER PURCHASES NOT LESS THAN THAT NUMBER OF SHARES NEEDED TO SATISFY THE MINIMUM CONDITION, IT WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. SEE SECTION 12.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 5, 1999 and amended as of August 10, 1999 (as amended, the "Merger Agreement"), among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and become a wholly owned subsidiary of the Parent, and the separate corporate existence of the Purchaser will cease. Borden has guaranteed certain obligations of the Parent and the Purchaser under the Merger Agreement. See Section 11.

    At the effective time of the Merger (the "Effective Time"), (i) each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares owned by the Company and Common Shares owned by the Parent, the Purchaser or any other direct or indirectly wholly owned subsidiary of the Parent or the Purchaser, which shall be cancelled, and other than Common Shares, if any (collectively, "Dissenting Shares"), held by stockholders who have properly exercised appraisal rights under Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares be cancelled, extinguished and converted into and become a right to receive $7.00 in cash (the "Merger Consideration"), payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Common Share, less any required withholding taxes and (ii) each ESOP Preferred Share issued and outstanding immediately prior to the Effective Time (other than ESOP Preferred Shares owned by the Company and ESOP Preferred Shares owned by the Parent, the Purchaser or any other direct or indirectly wholly owned subsidiary of the Parent or the Purchaser, which shall be cancelled, and other than ESOP Preferred Shares, if any, held by stockholders who have properly exercised appraisal rights under Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holders of the ESOP Preferred Shares be cancelled, extinguished and converted into and become a right to receive the amount of consideration that a holder of the number of Common Shares into which such ESOP Preferred Shares were convertible immediately prior to the Effective Time would be entitled to receive in the Merger, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such ESOP Preferred Share, less any required withholding taxes.

    The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

    The Company has represented to the Parent and the Purchaser that as of the close of business on July 4, 1999, there were 19,159,818 Common Shares issued and outstanding, 931,897 ESOP Preferred Shares issued and outstanding and 2,529,802 Common Shares reserved for issuance upon exercise of outstanding options or warrants. In addition, the Company has represented to the Parent and the Purchaser that from July 4, 1999 through August 5, 1999, it did not issue more than an additional 30,000 Common Shares. The ESOP Preferred Shares are convertible into Common Shares at the ratio of one Common Share for each ESOP Preferred Share. Based upon the foregoing, the Purchaser believes that approximately 11,325,759 shares constitutes 50% of the outstanding Shares on a fully-diluted basis.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

    1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, September 8, 1999, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION AND THE HSR ACT CONDITION AND CERTAIN OTHER CONDITIONS. SEE
SECTION 15, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), THE PURCHASER RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO WAIVE ANY OR ALL CONDITIONS TO THE OFFER (OTHER THAN THE MINIMUM CONDITION) AND TO MODIFY THE TERMS OF THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT, INCLUDING THE PROVISIONS OF THE MERGER AGREEMENT DESCRIBED IN THE NEXT PARAGRAPH, AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, IF BY THE EXPIRATION DATE ANY OR ALL OF SUCH CONDITIONS TO THE OFFER HAVE NOT BEEN SATISFIED, THE PURCHASER RESERVES THE RIGHT (BUT SHALL NOT BE OBLIGATED) TO (I) TERMINATE THE OFFER AND RETURN ALL TENDERED SHARES TO TENDERING STOCKHOLDERS, (II) WAIVE SUCH UNSATISFIED CONDITIONS AND PURCHASE ALL SHARES VALIDLY TENDERED OR (III) EXTEND THE OFFER AND, SUBJECT TO THE TERMS OF THE OFFER (INCLUDING THE RIGHTS OF STOCKHOLDERS TO WITHDRAW THEIR SHARES), RETAIN THE SHARES WHICH HAVE BEEN TENDERED, UNTIL THE TERMINATION OF THE OFFER, AS EXTENDED.

    Subject to the applicable rules and regulations of the Commission and the provisions of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 shall have occurred, to
(i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary or (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Under the terms of the Merger Agreement, the Purchaser has agreed with the Company that it will not, without the prior written consent of the Company, decrease the price per Share payable in the Offer to below $7.00, reduce the minimum number of Shares to be purchased in the Offer, change the form of consideration payable in the Offer (other than by adding consideration), add to, modify or supplement the conditions to the Offer, extend the Expiration Date beyond the 20 business days following the commencement thereof (except as described below in this paragraph) or otherwise make any other change in the terms and conditions of the Offer which is materially adverse to the holders of Shares, provided that the waiver by Purchaser of any condition in whole or in part (other than the Minimum Condition) shall not be deemed to be materially adverse to any holder of Shares. The Merger Agreement provides that if the Purchaser does not consummate the Offer on the Initial Expiration Date due to the failure of one or more conditions to be satisfied, the Purchaser shall extend the Offer (on one or more occasions) beyond the Initial Expiration Date until the earlier of (i) 11:59 p.m. New York time on October 4, 1999 or (ii) two business days after such time as such conditions are satisfied or waived, PROVIDED that the Purchaser shall not be obligated to extend the Offer pursuant to this sentence if the condition that has not been satisfied is not reasonably capable of being satisfied at or prior to the time referred to in (i) above. The Merger Agreement also provides that if the Purchaser does not consummate the Offer, on or prior to October 4, 1999 due to the failure of one or more conditions to be satisfied, and if such condition or conditions are reasonably capable of being satisfied, the Purchaser shall, at the request of the Company, extend the Offer (on one or more occasions) until the earlier of (i) December 3, 1999 or (ii) two business days after such time as such conditions are satisfied or waived. The Merger Agreement also provides that if the Purchaser does not consummate the Offer, on or prior to October 4, 1999 due to the failure of one or more conditions to be satisfied, and if such condition or conditions are reasonably capable of being satisfied, the Purchaser may extend the Offer (on one or more occasions) until the earlier of (i) December 2, 1999 or (ii) until February 1, 2000 if the Offer shall not have been consummated solely due to the failure of the HSR Act Condition to be satisfied. The Purchaser may extend the Offer to the extent required by any rule or regulation of the Commission and may extend the Offer on one or more occasions for not more than fifteen business days beyond the scheduled expiration date if all of the conditions thereto have been satisfied or waived and less than 90% of the outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer (the "15 Day Right") provided that if the Purchaser shall extend the Offer pursuant to the 15 Day Right, the Purchaser shall waive during such 15 business days all the conditions other than the Minimum Condition and the conditions set forth in (a),
(b) and (d) in Section 15. The Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 15.

    If the Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer material and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

    The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15, including without limitation the Minimum Condition and the HSR Act Condition. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section 16. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

    For information with respect to approvals required to be obtained prior to the consummation of the Offer, including the HSR Act, see Section 16.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates and, if applicable, certificates evidencing the Rights ("Rights Certificates"), or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares and, if applicable, Rights into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares and, if applicable, Rights that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    PRIOR TO A DISTRIBUTION DATE, A VALID TENDER OF SHARES TO WHICH RIGHTS ARE ATTACHED WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS. If Rights Certificates have been distributed to holders of Shares, such holders are required to tender, or make book-entry transfer of, Rights Certificates representing a number of Rights equal to the number of such Shares being tendered in order to effect a valid tender of such Shares. See Section 12.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares and Rights pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares and Rights accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares and Rights have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES AND RIGHTS BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If, for any reason whatsoever, acceptance for payment of or payment for any Shares and Rights tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment or pay for Shares and Rights tendered pursuant to the Offer, then without prejudice to the Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and Rights and such Shares and Rights may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in
Section 4.

    If any tendered Shares and Rights are not accepted for payment for any reason or if Share Certificates are submitted for more Shares and Rights than are tendered, Share Certificates evidencing unpurchased or untendered Shares and Rights will be returned without expense to the tendering stockholder (or, in the case of Shares and Rights tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares and Rights will be credited to an account maintained at the Book-Entry Transfer Facility), in each case with the related Rights Certificates, if any, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    The Purchaser reserves the right to transfer or assign to Parent or to one or more corporations, 80% or more of the outstanding capital stock of which is directly or indirectly owned by Parent, the right to purchase all of the Shares and Rights tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares and, if applicable, Rights validly tendered and accepted for payment pursuant to the Offer.

    3. PROCEDURE FOR TENDERING SHARES AND RIGHTS.

    VALID TENDERS. Except as set forth below, in order for Shares and Rights to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares and Rights, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates and Rights Certificates, if applicable, evidencing tendered Shares and Rights must be received by the Depositary at such address or such Shares and Rights must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date or (ii) the guaranteed delivery procedures described below must be complied with.

    RIGHTS CERTIFICATES. PRIOR TO A DISTRIBUTION DATE, A VALID TENDER OF SHARES TO WHICH RIGHTS ARE ATTACHED WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS. If the Distribution Date has occurred and Rights Certificates have been distributed to such holders prior to the date of tender pursuant to the Offer, Rights Certificates representing a number of Rights equal to the number of such Shares being tendered must be delivered to the Depositary or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto, in order for such Shares to be validly tendered. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time such Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedures described below. A tender of Shares to which Rights are attached without Rights Certificates constitutes an agreement by the tendering stockholder to deliver Rights Certificates representing a number of Rights equal to the number of such Shares tendered pursuant to the Offer to the Depositary within three business days after the date Rights Certificates are distributed. See Section 1.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. If the Distribution Date occurs, to the extent that the Rights become eligible for book-entry transfer under procedures established by the Book-Entry Transfer Facility, the Depositary will make a request to establish an account with respect to the Rights at the Book-Entry Transfer Facility as soon as practicable. If book-entry delivery of Rights is available, the foregoing book-entry transfer procedure will also apply to Rights. However, no assurance can be given that book-entry delivery of Rights will be available. If book-entry delivery is not available and if separate Rights Certificates have been issued, a tendering stockholder is not relieved of delivery requirements hereunder and thus will be required to tender Rights by means of actual physical delivery of Rights Certificates to the Depositary or pursuant to the guaranteed delivery procedures set forth below.

    DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND RIGHTS CERTIFICATES, IF APPLICABLE, AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares and Rights are tendered
(i) by a registered holder of Shares and Rights who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    If the Share Certificates and Rights Certificates, if applicable, are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates and Rights Certificates, if applicable, not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates and Rights Certificate, if applicable, must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

    If Share Certificates and Rights Certificates, if applicable, are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares and Rights pursuant to the Offer and such stockholder's Share Certificates and Rights Certificates, if applicable, are not immediately available, or such stockholder cannot deliver the Share Certificates and Rights Certificates, if applicable, and all other required documents to reach the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares and, if applicable, Rights may nevertheless be tendered, provided that all of the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by the Purchaser is received by the Depositary as provided below on or prior to the Expiration Date; and

        (iii) the Share Certificates and Rights Certificates, if applicable (or a Book-Entry Confirmation), representing all tendered Shares and Rights in proper form for transfer, together with the Letter of

    Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A trading day is any day on which the American Stock Exchange is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares and, if applicable, Rights tendered within the meaning of, and that the tender of the Shares and, if applicable, Rights effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates and Rights Certificates, if applicable, for, or of Book-Entry Confirmation with respect to, such Shares and, if applicable, Rights, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates and Rights Certificates, if applicable, or Book-Entry Confirmations with respect to such Shares and, if applicable, Rights are received into the Depositary's account at the Book-Entry Transfer Facility.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser and each of them as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares and Rights tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or Rights or other securities issued or issuable in respect of such Shares or Rights on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares and, if applicable, Rights for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares and, if applicable, Rights (and such other Shares, Rights and other securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and, if applicable, Rights (and such other Shares, Rights and other securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares and, if applicable, Rights to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares and, if applicable, Rights, the Purchaser must be able to exercise full voting rights with respect to such Shares, if applicable, Rights and other securities, including voting at any meeting of stockholders.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares and, if applicable, Rights will be determined by the Purchaser in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of its counsel be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer (subject to the provisions of the Merger Agreement) or any defect or irregularity in any tender of Shares and, if applicable, Rights of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares or Rights will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    BACKUP FEDERAL INCOME TAX WITHHOLDING AND SUBSTITUTE FORM W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

    OTHER REQUIREMENTS. The Purchaser's acceptance for payment of Shares and, if applicable, Rights tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that the stockholder is the holder of the Shares and, if applicable, Rights within the meaning of, and that the tender of the Shares and Rights complies with, Rule 14e-4 under the Exchange Act.

    4. WITHDRAWAL RIGHTS. Tenders of Shares and, if applicable, Rights made pursuant to the Offer are irrevocable, except that Shares and, if applicable, Rights tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 9, 1999. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares and, if applicable, Rights or is unable to purchase Shares and, if applicable, Rights validly tendered pursuant to the Offer for any reason, then without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares and, if applicable, Rights and such Shares and, if applicable, Rights may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares and, if applicable, Rights to be withdrawn, the number of Shares and, if applicable, Rights to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares or Rights. If Share Certificates or Rights Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares or Rights have been tendered for the account of an Eligible Institution. If Shares or Rights have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares or Rights, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Withdrawals of Shares and, if applicable, Rights may not be rescinded. Any Shares and, if applicable, Rights properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares and Rights may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3. A withdrawal of Shares shall also constitute a withdrawal of associated Rights, if applicable, provided that Rights may not be withdrawn separately.

    5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

    The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for Federal income tax purposes, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares and the associated Rights tendered by the stockholder and purchased pursuant to the Offer or the Merger. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares and, if applicable, the associated Rights are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the date the Purchaser accepts such Shares and, if applicable, the associated Rights for payment pursuant to the Offer or the effective date of the Merger, as the case may be. There are limitations on the deductibility of capital losses. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. INDIVIDUALS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE NEW LEGISLATION.

    6. PRICE RANGE OF SHARES; NO CASH DIVIDENDS. The Shares are listed and traded on the American Stock Exchange under the symbol "EKO". Prior to July 26, 1999, the shares were listed on the New York Stock Exchange. The following table sets forth, for the quarters indicated, the high and low sales prices of Ekco Common Stock as reported in the Company's Annual Reports on Form 10-K for the fiscal years ended January 3, 1999 and January 3, 1998 (the "1998 Annual Report" and the "1997 Annual Report," respectively) with respect to the fiscal years covered by such Annual Reports, respectively, and as reported by the Dow Jones News Service thereafter. According to the 1997 Annual Report, the Company has suspended the payment of a quarterly dividend and does not anticipate paying cash dividends for the foreseeable future.

                       HIGH          LOW
                     ---------    ---------
Fiscal Year Ended
  January 3, 1998:
  First Quarter..... $ 6 1/8      $ 3 7/8
  Second Quarter.... $ 5 7/8      $ 4 5/8
  Third Quarter..... $ 8 1/8      $ 5 9/16
  Fourth Quarter.... $ 8 1/4      $ 6 1/16
Fiscal Year Ended
  January 3, 1999:
  First Quarter..... $ 8 15/16    $ 6 7/8
  Second Quarter.... $ 8 7/8      $ 7
  Third Quarter..... $ 8 9/16     $ 3 3/8
  Fourth Quarter.... $ 5 3/16     $ 2 13/16
Fiscal Year Ending
  January 3, 2000:
  First Quarter..... $ 4 1/8      $ 3
  Second Quarter.... $ 6 1/2      $ 2 7/8
  Third Quarter
    (through August
    10)............. $ 6 7/8      $ 3 15/16

    On June 21, 1999, the last full trading day prior to the Company's announcement that it had engaged Lehman Brothers as its financial advisor, the closing sale price per share of Ekco Common Stock reported on the New York Stock Exchange was $4.50. On August 4, 1999, the last full trading day prior to announcement of the Offer, the closing sale price per share of Ekco Common Stock reported on the American Stock Exchange was $4.50. On August 10, 1999, the last full trading day before commencement of the Offer, the closing sale price per share of Ekco Common Stock reported on the American Stock Exchange was $6.75. See Section 10. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    The Rights are currently attached to the outstanding Common Shares and may not be traded separately. If a Distribution Date occurs, the Rights could begin trading separately from the Common Shares. See Section 12. IN SUCH EVENT, STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION, IF ANY, FOR THE RIGHTS. Holders of Shares to which Rights are attached are required to tender one Right for each such Share tendered in order to effect a valid tender of such Share. Accordingly, if a Distribution Date occurs, stockholders who sell their Rights separately from their Shares to which Rights are attached and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for a valid tender of such Shares.

    7. CERTAIN INFORMATION CONCERNING THE COMPANY. The summary information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase is derived from the 1998 Annual Report, the 1997 Annual Report and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although the Purchaser does not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, the Purchaser does not assume any responsibility for the accuracy or completeness of the information contained therein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Parent and the Purchaser.

    GENERAL. The Company was incorporated in Delaware in 1968. The current business of the Company was established in 1987 through the Company's purchase of Ekco Housewares, Inc. The Company's principal executive offices are located at 98 Spit Brook Road, Suite 102, Nashua, New Hampshire.

    The Company is a manufacturer and marketer of branded consumer products, including household items such as bakeware, kitchenware, pantryware, brooms, brushes and mops, as well as non-poisonous and low-toxic household pest control products and small animal care and control products. In addition, the Company also markets pet products, such as ropes, chains, collars and leashes.

    FINANCIAL INFORMATION. Set forth below are certain selected consolidated financial data for the Company's last five fiscal years which were derived from the 1998 Annual Report and the 1997 Annual Report. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission, and the following financial data are qualified in their entirety by reference to such reports and other documents including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the American Stock Exchange in the manner set forth below.

                                EKCO GROUP, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                      FISCAL YEAR ENDED JANUARY 3
                                                       ----------------------------------------------------------
                                                        1998(1)       1997        1996        1995        1994
                                                       ----------  ----------  ----------  ----------  ----------
Consolidated Statement of Operations Data
Net revenues from continuing operations..............  $  328,948  $  270,536  $  249,870  $  247,004  $  233,527
Cost of sales........................................     222,555     181,307     164,505     160,933     148,935
Selling, general and administrative expenses.........      72,748      60,915      59,737      49,152      48,286
Special charges (2)..................................      16,245         783       9,877          --          --
Amortization of excess of cost over fair value.......       4,221       3,631       3,636       3,636       3,637
Net interest expense.................................      14,084      11,636      12,416      13,493      12,491
Income (loss) from continuing operations before
  income taxes and extraordinary charge..............        (905)     12,264        (301)     19,790      20,178
Income taxes.........................................       6,527       6,247       2,370       9,828       9,102
Income (loss) from continuing operations before
  extraordinary charge(3)............................      (7,432)      6,017      (2,671)      9,962      11,076
Earnings (loss) from continuing operations per common
  share before extraordinary charge(3)(4)
  Basic..............................................        (.38)        .32        (.14)        .54         .62
  Diluted............................................        (.38)        .29        (.14)        .49         .54
Other Financial Data
EBITDA before special charges (5)....................  $   45,731  $   40,875  $   39,609  $   50,896  $   48,511
Cash dividends per common share and Series B ESOP
  Convertible Preferred Share........................          --          --         .02         .08          --

------------------------

(1) Includes operations of Aspen Pet Products, Inc. acquired during January
    1998.

(2) See Note 17 of Notes to Consolidated Financial Statements for information on special charges.

(3) During Fiscal 1996, the Company recorded an extraordinary charge of $3.2 million (net of income tax benefit of $2.1 million) for the early extinguishment of long-term obligations.

(4) In December 1997 retroactive to January 1, 1997, the Company adopted Financial Accounting Standards Board Statement No. 128, "Earnings Per Share" ("FAS 128"). All previously reported earnings per share information has been restated to reflect the impact of adopting FAS 128.

(5) EBITDA before special charges represents earnings from continuing operations before special charges, interest, taxes, depreciation, amortization of excess of cost over fair value and other amortization. The Company has included information concerning EBITDA because it believes that EBITDA is used by certain investors as one measure of a company's historical ability to fund operations and meet its financial obligations. EBITDA should not be considered as an alternative to, or more meaningful than, operating income
    (loss) or net income (loss) in accordance with generally accepted accounting principles as an indicator of the Company's operating performance or cash flow as a measure of liquidity.

                                                                              FISCAL YEARS
                                                       ----------------------------------------------------------
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)           1998(1)       1997        1996        1995        1994
-----------------------------------------------------  ----------  ----------  ----------  ----------  ----------
Consolidated Balance Sheet Data
Current assets.......................................  $  157,126  $  150,142  $  139,377  $  139,425  $  145,290
Total assets.........................................     318,240     300,805     292,076     301,058     312,518
Current liabilities..................................      59,089      49,674      49,734      54,618      45,973
Long-term obligations, less current portion..........     136,136     124,270     124,182      96,700     124,460
Series B ESOP Convertible Preferred Stock, net.......       3,868       4,399       4,098       3,458       3,096
Stockholders' equity.................................     108,324     109,994     102,515     135,925     129,116
Common shares outstanding............................      19,065      19,066      18,580      18,414      18,069

                                                                         FISCAL YEARS
                                              -------------------------------------------------------------------
(AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)            1998                   1997                   1996
--------------------------------------------  ---------------------  ---------------------  ---------------------
Bakeware....................................  $   94,916      28.8%  $   89,957      33.3%  $   86,709      34.7%
Kitchenware.................................     105,988      32.2%      88,972      32.9%      74,296      29.7%
Cleaning products...........................      53,873      16.4%      56,043      20.7%      54,248      21.7%
Pest control and small animal care and
  control products..........................      41,327      12.6%      35,564      13.1%      34,617      13.9%
Pet products................................      32,844      10.0%          --         --          --         --
                                              ----------  ---------  ----------  ---------  ----------  ---------
Total net revenues..........................  $  328,948     100.0%  $  270,536     100.0%  $  249,870     100.0%
                                              ----------  ---------  ----------  ---------  ----------  ---------
                                              ----------  ---------  ----------  ---------  ----------  ---------

    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material should also be available for inspection at the library of the American Stock Exchange, 86 Trinity Place, New York, NY 10006. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information.

    8. CERTAIN INFORMATION CONCERNING THE PURCHASER, THE PARENT AND BORDEN

    THE PURCHASER. The Purchaser is a newly formed Delaware corporation organized at the direction of the Parent in connection with the Offer and the Merger. The address of the Purchaser is 2711 Centerville Road, Suite 202, One Little Falls Centre, Wilmington, Delaware 19808.

    THE PARENT. The Parent is a Delaware corporation that was incorporated in February 1998. The Parent owns approximately 89% of the stock of CCPC Holding Company, Inc. CCPC Holding Company, Inc. owns 100% of the stock of Corning Consumer Products Company, a business founded in 1915, which is a leading manufacturer and marketer of oven/bakeware, dinnerware and rangetop cookware. The Parent is an affiliate of Borden. The Parent's principal office is located at 2711 Centerville Road, Suite 202, One Little Falls Centre, Wilmington, Delaware 19808. The telephone number of the Parent at such office is 302-633-7800.

    BORDEN. Borden is a New Jersey corporation that was incorporated on April 24, 1899. Borden is engaged primarily in manufacturing, processing, purchasing and distributing a broad range of products through its specialty chemicals, consumer adhesives and infrastructure management services lines of business. Borden's principal executive offices are located at 180 East Broad Street, Columbus, Ohio 43215. The telephone number of Borden at such offices is (614) 225-4000. Borden has guaranteed certain of the Parent's and the Purchaser's obligations under the Merger Agreement. Set forth below are certain selected consolidated financial data relating to Borden and its subsidiaries for Borden's last five fiscal years and the periods ended June 30, 1999 and June 30, 1998 which have been derived from the financial statements contained in Borden's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and Borden's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by Borden with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein.

                            SELECTED FINANCIAL DATA

                                  BORDEN, INC.
                       FIVE YEAR SELECTED FINANCIAL DATA
       (ALL DOLLAR AND SHARE AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

    The following represents five year selected financial data for Borden

                                                                              FOR THE YEARS
                                                          -----------------------------------------------------
                                                            1998       1997       1996       1995       1994
                                                          ---------  ---------  ---------  ---------  ---------
Net Sales...............................................  $ 1,399.7  $ 1,487.7  $ 2,388.0  $ 2,902.1  $ 3,270.4
Income (loss) from continuing operations................       23.6       17.2       44.7     (428.2)    (505.0)
(Loss) income applicable to common stock................      (11.1)     147.6     (333.1)    (424.9)    (597.7)

Basic and diluted income (loss) per common share from
  continuing operations.................................       0.12       0.09       0.23      (2.22)     (3.51)
Basic and diluted (loss) income per common share........      (0.06)      0.74      (1.67)     (2.21)     (4.16)
Dividends per share
  Common share..........................................       0.30       0.26       0.08                  0.25
  Preferred series A....................................       3.00       3.00       3.13       2.39
  Preferred series B....................................                                                   1.32
Average number of common shares outstanding during the
  year..................................................      199.0      199.0      199.0      192.3      143.7

FINANCIAL STATISTICS
Total Assets............................................  $ 2,012.2  $ 2,175.3  $ 2,490.0  $ 3,207.9  $ 3,670.0
Long-term debt..........................................      552.0      788.3      567.2    1,200.1    1,368.0

Operating EBITDA(1).....................................      191.3      138.4      277.7     (148.3)       0.2

------------------------------

(1) Operating EBITDA represents net income (loss), excluding discontinued operations, non-operating income and expense, interest, taxes, depreciation and amortization. Operating EBITDA is presented because management understands that such information is considered by certain investors to be an additional basis for evaluating the ability to pay interest and repay debt. Operating EBITDA should not be considered an alternative to measures of operating performance as determined in accordance with generally accepted accounting principles, including net income, as a measure of operating results and cash flows or as a measure of liquidity. Because operating EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.

                                  BORDEN, INC.
        SELECTED FINANCIAL DATA FOR THE SIX MONTHS ENDING JUNE 30, 1999
                                   UNAUDITED
       (ALL DOLLAR AND SHARE AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

    The following represents selected financial data for the six months ended June 30, 1999 and June 30, 1998 for Borden.

                                                                                     CONSOLIDATED SIX MONTHS
                                                                                              ENDED
                                                                                   ----------------------------
                                                                                   JUNE 30, 1999  JUNE 30, 1998
                                                                                   -------------  -------------
SUMMARY OF EARNINGS
  Net sales......................................................................   $     650.8    $     735.5
Income (loss) from continuing operations.........................................          35.9           20.3
Income (loss) applicable to common stock.........................................           (.4)          11.7

Income (loss) per common share from continuing operations........................   $      0.18    $      0.10
Income (loss) per common share...................................................          0.18           0.24

Dividends Per Share
  Common share...................................................................   $      0.12           0.17
  Preferred share................................................................          1.50           1.50

Average number of common shares outstanding during the year......................         199.0          199.0

FINANCIAL STATISTICS
  Total assets...................................................................   $   1,964.7    $   2,164.4
  Long-term debt.................................................................         541.4          553.5

    Borden is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The financial statements set forth in Item 1 of Borden's Quarterly Report on Form 10-Q for the period ended June 30, 1999 and in Item 8 of Borden's Annual Report on Form 10-K for the year ended December 31, 1998 are incorporated herein by reference.

    The name, citizenship, business address, present principal occupation or employment and five year employment history of each of the directors and executive officers of the Purchaser, Parent and Borden are set forth on Schedule I hereto.

    9. SOURCE AND AMOUNT OF FUNDS. The Purchaser will require approximately $164 million to (i) purchase the Shares (assuming all outstanding options and warrants are exercised) pursuant to the Offer and the Merger and (ii) pay fees and expenses to be incurred in connection with the completion of the Offer and the Merger. The Purchaser has not conditioned its obligation to accept for payment and pay for the Shares pursuant to the Offer on obtaining financing. All of the funds required to finance the foregoing will be furnished to the Purchaser by the Parent. Borden has guaranteed certain obligations of the Parent and the Purchaser under the Merger Agreement including the obligation to consummate the Offer. Borden currently intends to satisfy such obligations by lending or causing to be lent or contributed to the Parent or the Purchaser the funds required to complete the Offer. The terms of any such loan have not been determined. Borden currently has sufficient cash on hand to provide such funds to the Parent. The Parent may, however, consider obtaining some portion of the required funds from other sources including other affiliates or third party financing.

    10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. In August 1998, Borden's Chairman, C. Robert Kidder, met with the Company's Chairman, Malcolm L. Sherman, for lunch in Boston, Massachusetts. At this lunch, Mr. Kidder expressed Borden's interest in being considered as a potential partner if the Company were ever to explore strategic transactions in the future. No follow-up conversations occurred between the two executives.

    On February 10, 1999, the Board of Directors of the Company held a regular meeting at which Mr. Sherman informed the Board of two unsolicited contacts that Mr. Sherman had received from parties unaffiliated with the Parent who might be interested in exploring possible transactions with the Company, including sale transactions. Mr. Sherman informed the Board that the contacts were very preliminary in nature, and that no specific proposals had been made.

    In late 1998 and early 1999, Mr. Sherman and Donato A. DeNovellis, the Company's Chief Financial Officer, each attended meetings with senior management of a consumer products company unaffiliated with the Parent (the "Other Consumer Products Company"). At these meetings, the issue of a possible business combination between the Other Consumer Products Company and the Company was raised, but no specific proposals were made. Mr. Sherman subsequently informed the Board of the details of these meetings.

    In the latter half of March 1999, Mr. Sherman had discussions with members of the Board of Directors of the Company regarding the advisability of exploring strategic alternatives for the Company's business, including the retention of investment bankers to provide guidance on the valuation of the Company and to establish a confidential process to solicit indications of interest from third parties regarding the Company.

    Based on those discussions, on April 16, 1999, the Company retained Lehman Brothers to explore strategic alternatives, including contacting third parties on a confidential basis to solicit indications of interest in the Company. Lehman Brothers promptly began to contact potentially interested parties including the Parent and the aforementioned consumer products company to determine interest levels regarding the Company and to execute confidentiality agreements with interested parties.

    On April 26, 1999, the Company issued a press release indicating that the results for its fiscal 1999 first quarter were below security analyst expectations and that it anticipated second quarter results would also be below previous security analyst expectations.

    On May 10, 1999, the Company received an unsolicited indication of interest from the Other Consumer Products Company regarding a possible acquisition transaction with the Company. The proposal was subject to a number of conditions.

    On May 11, 1999, the Company's Board met telephonically to discuss the proposal. Representatives of Lehman Brothers and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., the Company's outside general counsel, were asked to participate in the meeting. After a discussion of the proposal, the Board directed Lehman Brothers and Mintz Levin to assist it in the evaluation of the proposal, including the preparation of a valuation analysis of the Company to be presented to the Board at its regularly scheduled meeting on May 25, 1999. The Board instructed Mr. Sherman to inform the Other Consumer Products Company that the Board would consider and respond to it promptly after its May 25, 1999 Board meeting and to encourage it to sign a confidentiality agreement and become part of the process that the Board had established. The Board also received an update from Lehman Brothers on strategic alternatives and discussed, and gave guidance to Lehman Brothers on, the process that it was establishing to identify, contact and engage potentially interested parties. Lehman Brothers reported that it had contacted a significant number of potentially interested parties and had signed several parties to confidentiality agreements, including Parent, on May 3, 1999.

    Following the May 11, 1999, Board of Directors meeting, Lehman Brothers encouraged the investment bankers retained by the Other Consumer Products Company to cause their client to enter into a confidentiality agreement in order to receive access to management and the Company's data room, because the Company wanted all interested parties to be equally informed and have the best possible information on which to evaluate a possible transaction with the Company. On May 17, 1999, the Company entered into a confidentiality agreement with the Other Consumer Products Company.

    On May 18, Lehman Brothers and Mr. DeNovellis met with Kevin Kelley and John Muller of Borden in Boston, Massachusetts. At that meeting Lehman Brothers described a process for a possible sale of the Company.

    On May 25, 1999, the Board of the Company held a regularly scheduled meeting. Lehman Brothers and Mintz Levin participated by invitation. At the meeting, Lehman Brothers presented its preliminary analysis of the value of the Company and the Other Consumer Products Company proposal received on May 10, 1999. After extensive discussion by the Board regarding Lehman Brothers' analysis and the proposal, Lehman Brothers advised the Board of its work to date regarding strategic alternatives and the progress of that process. The Board authorized Lehman Brothers to continue the process to identify interested parties and authorized the Company to meet with those parties that had signed confidentiality agreements and to provide access to the due diligence data room established for all such interested parties. Given the significant number of participants in the process and the valuation analysis conducted by Lehman Brothers, the Board instructed management to respond to the Other Consumer Products Company that its proposal, in its then-current form, was not acceptable to the Company's Board.

    During May, Lehman Brothers continued to contact potentially interested parties, sign certain of such parties to confidentiality agreements, and provided those that entered into such agreements with initial information packages which included financial and business information on the Company. Lehman also scheduled management presentations and access to the Company's data room. Mr. Sherman provided regular updates to the Board of Directors on the process.

    In the first half of June, the parties that entered into confidentiality agreements were asked to supply initial indications of interest in the Company, and Lehman Brothers received preliminary proposals from seven parties, including Parent and the consumer products company.

    On June 21, 1999, the Company's Board met and received an update on the process from Mr. Sherman. The Board was informed in detail about the preliminary proposals received from seven parties and about the timing and steps that would be taken to complete the process, which was scheduled for the end of July. After a discussion, the Board authorized management to continue the process as contemplated to seek final indications of interests from the various parties. Mr. Sherman also informed the Board that the Company had revised downward its financial forecast for the year downward and that it was being delisted from the New York Stock Exchange for failure to meet its continuing listing criteria, but that it was likely that the Company could move the listing to the American Stock Exchange.

    The Company determined that circumstances warranted the publication of a press release that would disclose that the Company was engaged in an evaluation of strategic alternatives to maximize stockholder value and that it had retained Lehman Brothers to assist them. The Company disseminated such release on June 21, 1999. Lehman Brothers subsequently responded to inquiries from a number of parties regarding the process.

    Between June 28, 1999 and July 23, 1999, five parties attended management presentations and conducted due diligence at the Company's data room, and certain of such parties conducted plant tours. During this time, the Other Consumer Products Company called Mr. Sherman indicating that it would like to preempt the process and make a firm bid. However, its preemptive bid was significantly below other indications of interest already received by the Company and was therefore declined. Lehman Brothers encouraged the Other Consumer Products Company, through its bankers, to remain in the process, which was scheduled to conclude at the end of July, and to re-bid at that time.

    On July 7 and 12, 1999, certain members of Parent's management met with certain members of the Company's management and their advisors to conduct additional business due diligence. Parent also initiated further comprehensive legal and financial due diligence of the Company.

    During the first half of July 1999, Lehman Brothers maintained contact with the interested parties or their advisors and made them aware that final bids would be due at 5:00 p.m. on July 29, 1999. During this time, it appeared that three parties would submit final bids, including Parent and the Other Consumer Products Company.

    On July 21, 1999, Mintz Levin mailed a form of merger agreement to each of the three remaining parties in the process, indicating that the guidelines for submitting final bids would require submission of a markup of the agreement.

    On July 26, 1999, Lehman Brothers sent a letter to the three remaining parties in the process inviting them to submit an offer for the acquisition of the Company, along with procedures and guidelines for the submission of such offer. The guidelines provided that all offers were to be received by 5:00 p.m. Eastern Time on Thursday, July 29, 1999.

    Lehman Brothers received offers from Parent and the Other Consumer Products Company on July 30 and July 29, respectively. Each party also supplied proposed revisions to the merger agreement. The third interested party did not submit a final offer.

    By letter dated July 29, 1999, the Other Consumer Products Company offered to acquire the Company pursuant to an all cash tender offer to be commenced promptly after the execution of a merger agreement. The offer was fully financed, but was subject to confirmatory due diligence and had a per share price below the price offered by Parent.

    By letter dated July 30, 1999, Parent submitted a proposal to acquire the Company at a per share price of $6.50 pursuant to an all cash tender offer to be commenced promptly after execution of a merger agreement. The offer was fully financed but subject to a number of conditions, including satisfaction of the treatment of the Company's ESOP preferred stock and outstanding options and warrants, satisfactory review of the Company's Year 2000 compliance implementation plan, understanding of data relating to customer profitability and satisfactory calls with Company customers. The offer was also subject to the successful completion of a tender offer for the Company's outstanding 9 1/4% Senior Notes.

    During the period from July 29, 1999 through August 1, 1999, Mr. Sherman had discussions with various Board members about the final offers in anticipation of a scheduled board meeting on August 3, 1999. As a result of those calls, it was determined that the Company and its advisors should meet with both Parent and the Other Consumer Products Company as soon as possible in order to attempt to eliminate any conditions to the offers, resolve contractual issues on the forms of merger agreements and determine whether, with two bidders, Parent or the Other Consumer Products Company might increase the price of its offer.

    On Sunday, August 1, 1999, Lehman Brothers separately contacted the investment bankers representing Parent and the Other Consumer Products Company to inform them that the Company was requesting that they meet with representatives of the Company, Mintz Levin and Lehman Brothers on Monday in the offices of Mintz Levin in Boston, Massachusetts. The parties were informed that the Company was not prepared to engage in exclusive negotiations at this time.

    On Monday, August 2, 1999, Parent and its legal and financial advisors and the Other Consumer Products Company and its legal and financial advisors arrived in Boston and commenced negotiations with separate groups consisting of representatives of the Company and its financial and legal advisors. The Other Consumer Products Company and its advisors were only prepared to remain in Boston through 5:00 p.m. on Monday, August 2, 1999 but indicated a willingness to return on Wednesday, August 4, 1999. During the period from Monday, August 2, 1999 through Wednesday, August 4, 1999, Parent and its legal advisors and financial advisors met continuously with the Company and its legal advisors and financial advisors to negotiate the terms of the merger agreement and a proposed debt tender. During these discussions, the Parent agreed to drop its demand that the debt tender offer be a condition to the closing of the Offer and also satisfied itself with respect to the other conditions set forth in its bid letter.

    On Tuesday, August 3, 1999, the Board of Directors convened to assess the outcome of the strategic alternatives process, to consider the terms of the two proposed transactions and to review in detail the merger agreements and the terms of the tender offer of each party. At the meeting, Lehman Brothers presented a detailed presentation of its assessment of the strategic alternatives process and an update how the process resulted in the two offers to purchase the Company. The Company's legal advisors described in detail the respective terms of the two merger agreements and the transactions contemplated thereby. The Board asked detailed questions with respect to the merits of the two proposals. The Company's legal advisors also advised the Board on its duties in considering the two proposals. The Board expressed concerns about various aspects of the Other Consumer Products Company's bid, including certainty of closing and price. Representatives of Lehman Brothers indicated that they would attempt to increase the prices offered by each of the parties but believed that the price offered by Parent would continue to be higher than the price offered by the Other Consumer Products Company. The Board considered Parent's request to enter into exclusive negotiations with it. Although the Board did not grant the request for exclusive negotiations, it authorized management to focus its efforts on attempting to reach a satisfactory agreement with Parent at a higher price than the $6.50 originally offered.

    On August 4, 1999, Parent increased its offer to $7.00 per share. In addition, during the evening of August 3, 1999 and during the day of August 4, 1999, many of the contractual issues between the Parent and the Company were resolved. During the afternoon of August 4, 1999, the Company's Board convened again and held a special meeting both in person and via teleconference, in which all the members of the Board were present. Lehman Brothers made a presentation regarding certain financial analyses it had performed in connection with its review of Parent's increased offer, and rendered its opinion, both orally and in writing, that subject to certain assumptions and qualifications, the consideration to be received by the holders of the Company's common stock (other than Parent and its affiliates) in the Offer and Merger pursuant to the merger agreement was fair to such holders from a financial point of view. Lehman Brothers also reviewed its discussions with the consumer products company. They informed the Board that the Other Consumer Products Company had not shown a willingness to increase its price sufficiently. Representatives of Mintz Levin presented the Board with an update of various legal aspects of the transactions and an updated summary of the principal terms of the merger agreements. At the conclusion of this meeting, the Company's Board decided to accept the Parent's offer and unanimously approved the Offer, the Merger and the transactions contemplated thereby and determined that the Offer, and the Merger are fair to and in the best interests of the stockholders of the Company, and recommended that the stockholders accept the Offer and tender their shares pursuant thereto.

    In the early morning on August 5, 1999, the merger agreement was executed and a joint press release was issued by the Company and the Parent before the opening of the U.S. stock markets on that date announcing such transaction.

    11. THE MERGER AGREEMENT; GUARANTEE. The following is a summary of the Merger Agreement, which summary is qualified in its entirety by reference to the copy thereof filed as an exhibit to the Tender Offer Statement on Schedule 14D-1.

THE MERGER AGREEMENT

    THE OFFER. The Merger Agreement provides that no later than five business days after the initial public announcement of the Purchaser's intention to commence the Offer, the Parent will cause the Purchaser to, and the Purchaser will, commence the Offer. The parties to the Merger Agreement have agreed in the Merger Agreement that the obligations of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer will be subject only to the satisfaction or waiver of the conditions described in Section 15 hereof, including the Minimum Condition. Under the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to waive any such condition (other than the

Minimum Condition), provided, that, without the prior written consent of the Company, the Purchaser will not (i) decrease the amount to be paid per share in the Offer to below $7.00 (ii) reduce the minimum number of Shares to be purchased in the Offer, (iii) change the form of the consideration payable in the Offer (other than by adding consideration), (iv) add to, modify or supplement the conditions to the Offer described in Section 15 hereof, (v) extend the expiration date of the Offer beyond September 8, 1999, except as expressly provided in the Merger Agreement or (vi) make any other change in the terms or conditions of the Offer which is materially adverse to the holders of Shares, it being agreed that a waiver by the Purchaser of any condition in whole or in part (other than the Minimum Condition) at any time and from time to time in its discretion shall not be deemed to be materially adverse to any holder of Shares. The Merger Agreement provides that if the Purchaser does not consummate the Offer on the Initial Expiration Date due to the failure of one or more conditions to be satisfied, the Purchaser shall extend the Offer (on one or more occasions) beyond the Initial Expiration Date until the earlier of (i) 11:59 p.m. New York time on October 4, 1999 or (ii) two business days after such time as such conditions are satisfied or waived, PROVIDED that the Purchaser shall not be obligated to extend the Offer pursuant to this sentence if the condition that has not been satisfied is not reasonably capable of being satisfied at or prior to the time referred to in (i) above. The Merger Agreement also provides that if the Purchaser does not consummate the Offer, on or prior to October 4, 1999 due to the failure of one or more conditions to be satisfied, and if such condition or conditions are reasonably capable of being satisfied, the Purchaser shall, at the request of the Company, extend the Offer (on one or more occasions) until the earlier of (i) December 3, 1999 or (ii) two business days after such time as such conditions are satisfied or waived. The Merger Agreement also provides that if the Purchaser does not consummate the Offer, on or prior to October 4, 1999 due to the failure of one or more conditions to be satisfied, and if such condition or conditions are reasonably capable of being satisfied, the Purchaser may extend the Offer (on one or more occasions) until the earlier of (i) December 2, 1999 or (ii) until February 1, 2000 if the Offer shall not have been consummated solely due to the failure of the HSR Act Condition to be satisfied. Under the Merger Agreement, the Purchaser has the right to extend the Offer (on one or more occasions) for not more than fifteen business days beyond the Expiration Date notwithstanding the prior satisfaction of the conditions described in Section 15 hereof if less than 90% of the outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer; provided that if Purchaser shall extend the Offer pursuant to the 15 Day Right, Purchaser shall waive during such 15 business days all conditions set forth in Section 15 hereof other than the Minimum Condition and the conditions set forth in paragraph (a), (b) and (d) in Section 15 hereof. None of the foregoing shall prevent Purchaser from exercising its 15 Day Right. The Merger Agreement provides that the Parent will provide or cause to be provided to the Purchaser on a timely basis the funds necessary to purchase Shares pursuant to this Offer. The Merger Agreement further provides that the Purchaser may, at any time, transfer or assign to the Parent or to one or more corporations, 80% or more of the outstanding capital stock of which is directly or indirectly owned by Parent, the right to purchase all of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Parent or the Purchaser of its obligations with respect to the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment in the Offer.

    COMPANY BOARD REPRESENTATION. The Merger Agreement provides that, promptly upon purchase by the Purchaser of Shares pursuant to the Offer, the Purchaser will be entitled to designate up to such number of directors, rounded up to the next whole number, as will give the Purchaser representation on the Board of Directors of the Company (the "Board") equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by a percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser bears to the total number of Shares outstanding, and the Company will, at such time, promptly take all action necessary to cause the Purchaser's designees to be so elected including either increasing the size of the Board or securing the resignation of incumbent directors or both. In addition, at such time, the Company shall cause the persons designated by Purchaser to constitute the same percentage as is on the Board of (i) each committee on the Board, (ii) each board of directors of each domestic subsidiary of the

Company and (iii) each Committee of such board, in each case only to the extent permitted by law. Notwithstanding the foregoing. Following the election of the Purchaser's designees to the Board, until the Effective Time, (i) the Purchaser will only be entitled to designate up to that number of directors that is one less than the total number of directors on the Board regardless of the total number of such directors, and the Board will have at least one director who was a director on August 5, 1999 (provided that the Company will cause there to be at least three directors), (ii) any amendment to the Merger Agreement adverse to the Company, its stockholders, directors, officers or employees, termination of the Agreement by the Company, amendment of the indemnification or exculpation provisions of the certificate of incorporation or by-laws of the Company in effect on August 5, 1999, extension of time for the performance of the Parent's or the Purchaser's obligations under the Merger Agreement, waiver of any Purchaser, or any waiver or exercise of the Company's or its stockholders' rights, remedies or benefits under the Merger Agreement will require (in addition to the approval of the Board as a whole) the approval of a majority of the directors, or of the director of the Company then in office who was or were director(s) on August 5, 1999, and (iii) the Parent will cause the Purchaser not to, and the Purchaser will not take any action to cause its designees to constitute a greater number of directors that provided in the Merger Agreement. The Merger Agreement further provides that the Company's obligations to appoint designees to its Board of Directors will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

    THE MERGER. The Merger Agreement provides, upon the terms and subject to the conditions thereof, at the Effective Time and in accordance with the DGCL, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation. The Merger Agreement provides that at Parent's election, the Merger may alternatively be structured so that the Company is merged with and into Purchaser or any other direct or indirect subsidiary of Parent or any direct or indirect subsidiary of Parent other than Purchaser is merged with and into the Company, provided that no such change shall change the consideration to be issued to holders of Shares, materially impede or delay consummation of the Merger or release Parent or Purchaser from any of its obligations under the Merger Agreement.

    The Merger Agreement provides that the certificate of incorporation of the Company shall be amended to read in its entirety as set forth as an exhibit to the Merger Agreement. The certificate of incorporation of the Company, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law. At the Effective Time, the by-laws of the Purchaser will be the by-laws of the Surviving Corporation and until thereafter altered, amended or repealed as provided by law. The Merger Agreement provides that the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, each to hold office in accordance with the laws of the state of Delaware, the certificate of incorporation and by-laws of the Surviving Corporation and until their respective successor shall be duly elected or appointed and qualified.

    At the Effective Time, (i) each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares owned by the Company and Common Shares owned by the Parent, the Purchaser or any other direct or indirectly wholly-owned subsidiary of the Parent or the Purchaser, which shall be cancelled, and other than Common Shares, if any (collectively, "Dissenting Shares"), held by stockholders who have properly exercised appraisal rights under Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares be cancelled, extinguished and converted into and become a right to receive $7.00 in cash (the "Merger Consideration"), payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Common Share, less any required withholding taxes and (ii) each ESOP Preferred Share issued and outstanding immediately prior to the Effective Time (other than ESOP Preferred Shares owned by the Company and ESOP Preferred Shares owned by the Parent, the Purchaser or any other direct or indirectly wholly-owned subsidiary of the Parent or the Purchaser, which shall be cancelled, and other than

ESOP Preferred Shares, if any, held by stockholders who have properly exercised appraisal rights under Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holders of the ESOP Preferred Shares be cancelled, extinguished and converted into and become a right to receive the amount of consideration that a holder of the number of Common Shares into which such ESOP Preferred Shares were convertible immediately prior to the Effective Time would be entitled to receive in the Merger), payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such ESOP Preferred Share, less any required withholding taxes. All Shares that are owned by the Company (as treasury stock or otherwise) and all Shares owned by the Parent, the Purchaser or any direct or indirect wholly-owned subsidiary of the Parent or the Purchaser, if any, will be canceled and retired and cease to exist, and no cash or other consideration will be delivered in exchange therefore.

    The Merger Agreement provides that Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who has not voted in favor of the Merger and who is otherwise entitled to demand and who properly demands appraisal for such Shares in accordance with Section 262 of the DGCL will not be converted into or exchangeable for the right to receive the Merger Consideration unless such holder fails to perfect or otherwise effectively withdraws or loses such holder's right to appraisal, if any. Such holders will be entitled to receive the appraised value of such Shares held by them in accordance with the provisions of Section 262 of the DGCL. If, after the Effective Time, such holder fails to perfect or loses its right to appraisal, each Share of such holder will be treated as if had been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon.

    The Merger Agreement provides that each share of common stock of the Purchaser will be converted into one share of common stock of the Surviving Corporation.

    The Merger Agreement provides that prior to the Effective Time, the Company shall use its commercially reasonable best efforts to cause each holder of each outstanding option to purchase Shares (an "Option") granted under the Company's 1987 Stock Option Plan or the Company's 1988 Directors' Stock Option Plan (collectively, the "Stock Option Plans"), whether or not such options are vested as at the date of the Merger Agreement, to execute and deliver to the Company, prior to the expiration of the Offer, an agreement under which such holder would agree, contingent upon the purchase of Shares by Purchaser pursuant to the Offer, to cause, immediately prior to the expiration of the Offer, such Options to be cancelled in exchange for a cash payment (the "Option Payment") equal to the aggregate amount that the undersigned would receive if each of the options had been tendered to the Purchaser pursuant to the terms of the Offer, less the payment of the exercise price of each Option and all withholding taxes attributable to such Option Payment. Notwithstanding the foregoing, the Company will cause the Chairman and Chief Executive Officer of the Company and all of the members of the Board to execute an Option Election in respect of all of their outstanding Options, prior to the consummation of the Offer, provided that if such election would result in a violation of Section 16 of the Exchange Act and Rule 16(b) promulgated thereunder ("Section 16"), then such election may be delayed until such time as it would not result in a violation of Section 16.

    The Merger Agreement provides that the Company will use its commercially reasonable best efforts to terminate as of the Effective Time all stock or other equity based plans maintained with respect to the Shares and amend as of the Effective Time any other Plan providing for the issuance, transfer or, grant of any capital stock of the Company to provide that no further issuances, transfer or grants will be permitted as of the Effective Time, and use of its commercially reasonable best efforts to provide that, following the Effective Time, no holder of an Option or any participant in any Stock Option Plan will have any right thereunder to acquire any capital stock of the Company, the Parent and the Purchaser.

    The Merger Agreement provides that prior to the Effective Time, the Company will use its commercially reasonable best efforts to provide that each outstanding warrant to purchase Shares, whether or not then vested or exercisable, will be exercisable for and entitle each holder thereof to, a payment in cash from the Surviving Corporation, upon exercise, equal to the product of (i) the number of Shares previously subject to such warrant and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such warrant. All applicable withholding taxes attributable to the payments made hereunder will be deducted from the amounts payable hereunder.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by the Company as to the Company's organization and authorizations, capital stock, subsidiaries, noncontravention and consents, filings with the Commission, no material adverse change, legal proceedings, material contracts, subsequent events, inventories, taxes, commissions and fees, employee benefit plans, compliance with the law, intellectual property, insurance, real property, environmental matters, year 2000, absence of certain liabilities, takeover statute, the Rights Agreement, opinion of financial advisor, offer documents and stockholder vote required. Some of the representations are qualified by the limitation that, in order for the representation to have been breached, the event breaching the representation must have a Material Adverse Effect. A "Material Adverse Effect" as to the Company means any fact, event, change, circumstance or effect that is materially adverse to the business, assets, liabilities or condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, other than any fact, event, change, circumstance or effect (i) relating to the industries for the Company's products or the general economy, or
(ii) arising out of or resulting from entering into the Merger Agreement, the announcement thereof, or the consummation of the transactions contemplated thereby.

    In addition, the Merger Agreement contains representations and warranties of the Parent and the Purchaser concerning their organization, authorizations of the agreement, noncontravention and consents, commissions and fees, no subsidiaries (with respect to the Purchaser), no prior activities (with respect to the Purchaser), offer documents, financing, legal proceedings and DGCL 203.

    AGREEMENTS OF THE COMPANY, THE PARENT AND THE PURCHASER.

    CONDUCT OF BUSINESS PENDING THE MERGER. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, prior to the Effective Time, the Company and its subsidiaries will in all material respects conduct their operations according to their ordinary and usual course of business and consistent with past practice, and the Company shall use its commercially reasonable best efforts to preserve intact its business organization, keep available the services of its current officers and employees and preserve the goodwill of those having advantageous business relationships with it and its Subsidiaries. The Merger Agreement further provides that without limiting the generality of the foregoing, and except as expressly contemplated by the Merger Agreement, or as set forth in the Disclosure Schedules, neither the Company nor any of its subsidiaries will, without the prior written consent of the Parent:

    (a) issue, deliver, sell, dispose of or pledge, or authorize or propose the issuance, delivery, sale, disposition or pledge of, additional Shares or any of its other securities or securities convertible into Shares or any other securities or equity equivalents (including, without limitation, stock appreciation rights), or any rights, warrants or options to acquire or enter into any arrangement or contract with respect to the issuance or sale of, any such shares, securities or other convertible securities, other than in connection with the exercise of Options or Warrants outstanding on July 4, 1999, pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan, or upon conversion of the ESOP Preferred Shares, or make any other changes in its capital structure;

    (b) split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, directly or indirectly, or propose to do any of the foregoing with respect to, any of its capital stock or other securities;

    (c) declare, pay, set aside or make any dividend or distribution on or payment with respect to the Shares or any other shares of its capital stock;

    (d) except pursuant to agreements or arrangements in effect on the date hereof, purchase or otherwise acquire, sell or otherwise dispose of or encumber (or enter into any agreement to so purchase or otherwise acquire, sell or otherwise dispose of or encumber) any material amount of its properties or assets except in the ordinary course of business consistent with past practice or adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company;

    (e) adopt any amendments to its certificate of incorporation or bylaws;

    (f) (i) increase the compensation or fringe benefits of any of its directors or officers or employees, except pursuant to the terms of agreements or plans currently in effect which increases, for each such individual, shall not exceed five percent (5%) of each such individual's annual rate of compensation; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any director or officers; (iii) commit itself to any additional pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director or officer, whether past or present; (iv) except as required by applicable law or as reported in the Company Disclosure Schedule, amend in any material respect any such material plan, agreement or arrangement; or (v) pay or agree to pay any discretionary severance amount;

    (g) except in the ordinary course of business (i) incur any amount of indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise become liable in respect of the obligations of any other person except for obligations of wholly-owned subsidiaries outstanding on the date hereof, (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries in the ordinary course of business consistent with past practice), (iii) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries, or (iv) mortgage or pledge any material amount of its assets, tangible or intangible, or create or suffer to exist any lien thereupon;

    (h) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation. partnership or other business organization or division, (ii) make any capital expenditure or commitments for additions to plant, property or equipment constituting capital assets except expenditures pursuant to commitments existing as of the date of this Agreement or as contemplated in its annual budget, (iii) change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve or change any other material accounting principle or practice used by it (except changes that may be necessary or appropriate in order to comply with a change in generally accepted accounting principles that take effect after the date of the Merger Agreement),
(iv) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities in the ordinary course consistent with past practice, (v) waive, release, grant or transfer any rights of a material value or modify or change in any material respect or renew any existing license, lease, contract or other document, (vi) make or change any tax election, make or change any method of accounting with respect to taxes, file any amended tax Return, or settle or compromise any proceeding with respect to any tax liability;

    (i) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of its affiliates, other than its subsidiaries, including, without limitation, any transactions, agreements, arrangements, or understandings with any affiliate or other person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404;

    (j) amend, modify or terminate any existing intellectual property license, execute any new intellectual property license, sell, license or otherwise dispose of, in whole or in part, any intellectual property, and/or subject any intellectual property to any encumbrance; or

    (k) enter into any contract, agreement, commitment or arrangement with respect to, or resolve to do, any of the foregoing.

    NO SOLICITATION OF TRANSACTIONS. The Merger Agreement provides that the Company will not, and will direct each affiliate officer, director, representative and agent of the Company and its affiliates not to directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with any corporation, partnership, person or other entity or group (other than Parent or an affiliate or an associate of Parent) or take any other action to facilitate, any inquiry or the making of any proposal or offer which constitutes, or may reasonably be expected to lead to, an offer or proposal for any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, or any purchase or sale of more than 15% of the assets (including stock of its subsidiaries) of the Company and its subsidiaries taken as a whole, or any purchase or sale of, or tender or exchange offer for, more than 15% of the equity securities of the Company or any of its subsidiaries (an "Acquisition Proposal") or furnish to any other person any information with respect to its business, properties or assets in connection with any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. In addition, the Company will, and will cause each affiliate, officer, director, representative and agent to, immediately cease any existing discussions or negotiations, or other activities referred to in the immediately preceding sentence, with any person conducted heretofore with respect to any of the foregoing matters referred to in the immediately preceding sentence. Notwithstanding the foregoing, the Company may, (i) refer any party to Section 5.2 of the Merger Agreement, (ii) directly or indirectly, furnish information and access, in response to unsolicited requests therefor to any corporation, partnership, person or other entity or group that has made a Superior Proposal (as defined below) and to any investment banker, financial advisor, attorney, accountant or other representative retained by such party, pursuant to an appropriate confidentiality agreement and may participate in discussions and negotiations concerning any such Superior Proposal if the Board determines in its good faith judgment, after receiving and based upon advice from outside legal counsel, that such action is required to prevent the Board from breaching its fiduciary duties to the stockholders of the Company under Delaware law and (iii) to the extent applicable, comply with Rule 14e-2 or 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal, subject in the case of clauses (ii) and (iii) to any rights of the Parent to terminate this Agreement and receive payment of any fee due under
Article VII of the Merger Agreement as a result thereof. The Company will promptly notify the Parent orally and in writing if any unsolicited request for information and access in connection with a possible Acquisition Proposal involving such a party is made and shall, in any such notice to the Parent, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer, or any such inquiry or contact. As used in the Merger Agreement "Superior Proposal" means any bona fide written Acquisition Proposal made by a third party after the date of the Merger Agreement which, if consummated, will result in a transaction that, taking into account all legal, financial and regulatory aspects and consequences of the proposal and the person making such proposal, including the relative expected consummation date and the risk of non-consummation, is financially superior, is not subject to a financing contingency and is otherwise as favorable in all material respects to the Company's stockholders as the Offer and the Merger. The Merger Agreement also provides that the Company will not release any third party from, waive any provisions of, or fail to enforce any confidentiality or standstill agreement to which the Company is a party.

    MEETING OF STOCKHOLDERS; PROXY STATEMENT. The Merger Agreement provides that if required by applicable law, the Company will take all necessary action to duly call, give notice of, convene and hold an annual or special meeting of stockholders ("Stockholders Meeting") as soon as practicable after the consummation of the Offer to consider and vote upon the Merger Agreement and the transactions contemplated thereby. At the Stockholders Meeting, the Parent and the Purchaser will cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby. If the Stockholders Meeting is called, the Company will prepare and file with the Commission a proxy statement (the "Proxy Statement") to be mailed to the stockholders of the Company in connection with the meeting of such stockholders to consider and vote upon the Merger (the "Stockholders Meeting") which will include the recommendation of the Board that the stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement. As soon as practicable following the consummation of the Offer, the Company will file the Proxy Statement with the Commission and use its reasonable best efforts to have the Proxy Statement cleared by the Commission. The Company, the Parent and the Purchaser will use their reasonable best efforts to respond promptly to all comments of and requests by the Commission and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to holders of Shares entitled to vote at the Stockholders Meeting at the earliest practicable time. The Merger Agreement provides that in the event that the Purchaser shall acquire at least 90% of the outstanding Shares in connection with the Offer, the Company will, at the request of the Purchaser, subject to Article VI of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Section 253 of the DGCL.

    ACCESS TO INFORMATION; CONFIDENTIALITY. The Merger Agreement provides that subject to applicable law and the confidentiality agreement between the Company and Parent, dated May 3, 1999 (the "Confidentiality Agreement") will and will cause each of its subsidiaries and agents to (i) give the Parent and its representatives reasonable access, during regular business hours upon reasonable written notice, to all of the employees, properties, offices, facilities, books, records, files, correspondence, audits and officers of the Company and its subsidiaries, (ii) permit the Parent and its representatives to make such reasonable inspections of such employees, properties, offices, facilities, books, records, files, correspondence, audits and (iii) cause its officers and those of its subsidiaries to furnish the Parent with access to such financial and operating data and other information with respect to the business and assets of the Company and its subsidiaries as the Parent may from time to time reasonably request; provided, however, that such access does not unreasonably inhibit or hinder the business or operations of the Company or any of its subsidiaries. The Company will furnish promptly to the Parent and the Purchaser a copy of each report filed by it under the securities laws. Information obtained by the Parent or the Purchaser will be subject to the Confidentiality Agreement. In addition, the Company will provide the Parent promptly at the end of each month with such monthly financial data as is customarily prepared for its executive officers, including an income statement and statement of cash flows for such month and a balance sheet as of the end of such month.

    HSR ACT AND FOREIGN COMPETITION LAWS. The Merger Agreement provides that the Parent and the Company will promptly make all filings required by them under the HSR Act and any applicable foreign competition laws with respect to the Offer, the Merger and the transactions contemplated by the Merger Agreement, and will cooperate with each other in connection with determining which filings are required to be made and which consents, approvals, permits or authorizations are required to be obtained from, any governmental entity and making all such filings and obtaining all such consents, approvals, permits or authorizations. The Parent and the Company will use their reasonable best efforts to obtain all permits, authorizations, consents, expiration or termination of waiting periods, and approvals from third parties and any governmental entity necessary to consummate the Offer, the Merger and the transactions contemplated by the Merger Agreement. The Merger Agreement also provides that for purposes of this covenant, the covenant REASONABLE BEST EFFORTS, condition (i) to CONDITIONS TO THE MERGER and clause (b) of TERMINATION; FEES AND EXPENSES and condition (a) described in Section 15 hereof ANNEX A, "reasonable best efforts" of the Parent will not require the Parent to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by the Company or any of its subsidiaries, or by the Parent, the Purchaser or any of the Parent's subsidiaries of all or any material portion of the business or assets of the Company or any of its subsidiaries or the Parent or any of its material subsidiaries, or compel the Purchaser, the Parent or any of the Parent's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its subsidiaries or the Parent or any of its material subsidiaries. In addition, the Merger Agreement provides that the Company will not agree to any such prohibition, limitation, or other requirement without the prior written consent of the Parent.

    ACCOUNTING METHODS. The Merger Agreement provides that the Company will not change its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles as concurred by its independent accountants.

    PUBLIC DISCLOSURES. The Merger Agreement provides that the Parent and the Company will consult with each other and mutually agree before issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and other transactions contemplated by the Merger Agreement, and will not issue any such press release or make any such public statement prior to such consultation and agreement except as may be required by applicable law or requirements of any exchange upon which the Shares or the shares of the Parent are traded, in which case the party proposing to issue such press release or make such public announcement will use its reasonable best efforts to consult in good faith with and obtain the approval of the other party before issuing such press releases or making any such public statements.

    INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that until the six year anniversary date of the Effective Time all rights to indemnification or exculpation now existing in favor of the present and former officers, directors, employees and other indemnified parties (the "Indemnified Parties") as provided in the Company's Certificate of Incorporation or by-laws or otherwise in effect on August 5, 1999 will survive the Merger and shall continue in full force and effect, and the Parent will cause the Surviving Corporation to, and the Surviving Corporation will, keep in effect all such indemnification and exculpation provisions to the fullest extent permitted under applicable law, which provisions shall not be amended, repealed or otherwise modified for such six-year period after the Effective Time, except as required by applicable law or except to make changes permitted by applicable law that would enlarge the exculpation or rights of indemnification thereunder. To the maximum extent permitted by the DGCL, such indemnification will be mandatory rather than permissive and the Surviving Corporation will advance expenses as incurred to the fullest extent permitted under applicable law in connection with such indemnification. In addition, the Merger Agreement also provides that for a period of six years after the Effective Time, the Parent will cause the Surviving Corporation and the Surviving Corporation will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time and covering parties who are covered by such current insurance subject to certain conditions specified in the Merger Agreement. In the event the Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, or at the Parent's option, the Parent, shall assume such obligations.

    REASONABLE BEST EFFORTS. The Merger Agreement provides that each of the parties thereto agrees to cooperate and use its reasonable best efforts to take, or cause to be taken, all necessary or appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the Offer, the Merger and all other transactions contemplated by the Merger Agreement including, without limitation, the execution of any additional instruments necessary to consummate the transactions contemplated hereby and seeking to lift, rescind or reverse any legal restraint imposed on the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party will take all such necessary action. In addition, the Merger Agreement provides that at the request of the Parent the Company will as soon as reasonably practicable after such request, commence a debt tender offer for its 9 1/4% Senior Notes due 2006 (the "Senior Notes") together with a solicitation of consents to amend the Senior Notes Indenture, dated as of March 25, 1996 and amended by a First Supplemental Indenture dated January 16, 1998, between the Company and State Street Bank and Trust Company (successor to Fleet National Bank of Connecticut), as trustee (the "Senior Notes Indenture"; such amendment, the "Senior Notes Indenture Amendment"; and such debt tender offer and consent solicitation, collectively, the "Debt Offer") on the terms and conditions provided to the Company by the Parent. The Parent will pay all costs and expenses, including but not limited to legal fees incurred by the Company, incurred in connection with the Debt Offer. The Company will also use commercially reasonable best efforts to provide all necessary cooperation in connection with the arrangement and closing of any financing arranged or approved by the Parent or its affiliates, to be consummated contemporaneous with or at or after consummation of the Offer or the Effective Time in respect of the transactions contemplated by the Merger Agreement. The Parent will provide to the Company all necessary funds to purchase the Senior Notes pursuant to the Debt Offer which will be conditional upon the consummation of the Offer.

    NOTICE OF SUBSEQUENT EVENTS. The Merger Agreement provides that each party will give the other party notice of the occurrence, or non-occurrence, of any event the respective occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate and any failure of a party to comply or satisfy any covenant, condition or agreement to be complied with under the Merger Agreement.

    EMPLOYMENT; EMPLOYEE WELFARE. The Merger Agreement provides that the Surviving Corporation will maintain for a period of not less than one year following the Merger employee compensation and benefit plans, programs, policies and fringe benefits (including any post-employment benefits) as set forth in the Company Disclosure Schedule, and excluding those relating to equity securities of the Company, that are no less favorable than those provided to such employees of the Company and its subsidiaries, as applicable, under the plans as in effect immediately prior to the Closing (the "Existing Plans"), subject to the right to amend or terminate such Existing Plans in accordance with their terms, provided that after any such amendment or termination such programs, policies and fringe benefits continue to be, in the aggregate, substantially equivalent to the Existing Plans. In addition, for a period of not less than one year after the Merger the Surviving Corporation will provide to all Company employees severance pay and benefits, to the extent such pay and benefits are provided under the applicable severance plans, programs, agreements and policies of the Company and its subsidiaries as in effect immediately prior to the Merger and as are set forth on the Company Disclosure Schedule (the "Existing Severance Benefits") which are equivalent to such Existing Severance Benefits, subject to the right to amend or terminate such Existing Severance Benefits in accordance with their terms, provided that after any such amendment or termination such severance pay and benefits continue to be substantially equivalent to the Existing Severance Benefits. The Parent will credit the prior service of all employees of the Company and its subsidiaries for purposes of determining the eligibility, vesting or qualification of such employees under Existing Plans, Existing Severance Benefits and any successor plans and benefit programs. In addition, the Surviving Corporation will assume and honor in accordance with their terms all existing employment and severance agreements and arrangements which are set forth in the Company Disclosure Schedule. The Parent will reimburse or cause the Surviving Corporation to reimburse any director, officer or employee (or former director, officer or director) for all costs and expenses, including attorneys' fees, incurred by such person in successfully enforcing the provisions of this section of the Merger Agreement.

    GUARANTEE OF PURCHASER'S OBLIGATIONS. The Merger Agreement provides that the Parent will guarantee the due and timely performance and observance by the Purchaser of all of its representations, warranties, covenants, agreements and obligations under this Agreement.

    NO AMENDMENT TO THE RIGHTS AGREEMENT. The Merger Agreement provides that subject to applicable law, the Company will not amend, modify or waive any provision of the Rights Agreement, and will not take any action to redeem the Rights or render the Rights inapplicable to any transaction other than the transactions to be effected pursuant to the Merger Agreement.

    YEAR 2000 REMEDIATION PROGRAM. The Merger Agreement provides that promptly following the date thereof, the Company will retain Keane, Inc. or another third party consultant acceptable to the Parent to perform a Year 2000 Quality Assurance Review on the Company and its subsidiaries. The Company will, and will cause its subsidiaries, and employees and agents to cooperate in all material respects with such consultant and provide such consultant with reasonable access to its premises and personnel, and shall implement in a timely manner all reasonable recommendations of such consultant, unless the Company and the Parent agree otherwise. Promptly following the date of the Merger Agreement, the Company will implement a retention/stay bonus program for its Year 2000 implementation personnel and selected critical system users as reasonably directed by the Parent.

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions: (i) no governmental entity shall have issued an order or injunction or shall have enacted or promulgated any statute, rule or regulation which would prohibit or restrict consummation of the Merger; PROVIDED, HOWEVER, that if the foregoing has occurred, each party will use its reasonable best efforts to lift, rescind, cause to expire, terminate or ameliorate the effects of any such decree, Order, injunction, statute, rule or regulation; (ii) if required by applicable law, the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of the Shares; and (iii) the Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; PROVIDED, HOWEVER, that this condition shall not be applicable to the obligations of the Parent and the Purchaser if, in material breach of the Merger Agreement or the terms of the Offer, the Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer. The conditions to the Merger set forth above are different from the conditions to the Offer which are set forth in Section 15.

    TERMINATION; FEES AND EXPENSES. The Merger Agreement provides that it may be terminated at any time (upon written notice to the other parties to the Merger Agreement) prior to the Effective Time, whether before or after approval by the stockholders of the Company:

    (a) by mutual written consent of the parties;

    (b) by either the Parent or the Company if any governmental entity or court shall have issued a final and non-appealable order, or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger (which the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to have lifted, rescinded, mitigated or reversed);

    (c) by either the Parent or the Company if the consummation of the Offer shall not have occurred on or before December 3, 1999; PROVIDED that the right to terminate the Merger Agreement under this clause shall not be available to any party whose failure to fulfill any covenant, agreement or obligation under the Merger Agreement has been the cause of or resulted in the failure of the consummation of the Offer to occur on or before such date; and provided, further, that if the Offer or the Merger shall not have been consummated solely due to the waiting period (or any extension thereof) or approvals under the HSR Act or any applicable foreign competition laws not having expired or been terminated or received, then such date shall be extended to February 1, 2000;

    (d) by the Parent if, due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Section 15 hereof, the Purchaser shall have (i) failed to commence the Offer as required by the Merger Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder, or (iii) failed to pay for the Shares validly tendered pursuant to the Offer in accordance with the terms thereof, unless such termination or failure to pay for Shares shall have been caused by or resulted from the failure of the Parent or the Purchaser to perform in any material respect any covenant or agreement of either of them contained in the Merger Agreement or the material breach by Parent or Purchaser of any representation or warranty of either of them contained therein;

    (e) by the Parent (i) if, prior to the purchase of any Shares validly tendered pursuant to the Offer, the Board of the Company shall have withdrawn, modified or amended in any manner adverse to the Parent or the Purchaser its approval or recommendation of the Merger Agreement, the Offer or the Merger or shall have recommended another merger, consolidation or business combination involving, or acquisition of, the Company or its assets or another tender offer for Shares or shall have failed to reconfirm its recommendation of this Merger Agreement, the Offer or the Merger if so requested by the Parent within ten business days following such request or resolved to do any of the foregoing; or
(ii) if the Company shall directly or indirectly through agents or representatives continue discussions or negotiations with any third party concerning any Acquisition Proposal or Superior Proposal for more than fifteen business days after having first furnished information or commenced discussions or negotiations with such third party (whichever occurred earlier) with respect thereto; or (iii) (A) if an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to the specificity of such price proposal) and (B) the Company shall not have rejected such Acquisition Proposal within fifteen business days after the earlier of its receipt thereof, and the date its existence first becomes publicly disclosed; or (iv) if the Company shall have amended, modified or waived any provision of the Rights Agreement or shall have taken the transactions to be effected pursuant to this Agreement and, as a result, a person shall have acquired greater than 15% of the outstanding Common Shares;

    (f) by the Company, if prior to the purchase of Shares pursuant to the Offer, upon three business days prior notice to the Parent in order to accept a Superior Proposal; provided that, prior to terminating the Merger Agreement (A) the Company shall have fully complied with its obligations under Section 5.2 of the Merger Agreement (NO SOLICITATION OF TRANSACTIONS), (B) the notice provided by the Company to the Parent shall specify all material terms, conditions and other information with respect thereto, (C) prior to any such termination, the Company shall, if requested by the Parent in connection with any revised proposal the Parent might make negotiate in good faith with the Parent for a period of three business days, and such third party proposal remains a Superior Proposal after taking into account any revised proposal by the Parent during such three business day period and (D) immediately following such termination, the Company enters into definitive and binding documentation with respect to such Superior Proposal; and PROVIDED, FURTHER that the Company shall have made the payment of any fees and expenses to Parent required under the Merger Agreement;

    (g) by the Company if, due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Section 15 hereof, the Purchaser shall have (i) failed to commence the Offer as required by the Merger Agreement, (ii) terminated the Offer without having accepted any Shares for payment, or (iii) failed to pay for the Shares validly tendered pursuant to the Offer in accordance with the terms thereof, unless such termination or failure to pay for Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any covenant or agreement of it contained in the Merger Agreement or the failure of the condition set forth in paragraph (d) of Section 15 hereof; or

    (h) by the Company if any representation or warranty of the Parent or the Purchaser in the Merger Agreement shall not be true and correct in any material respect on the date of the Merger Agreement, or the Parent or the Purchaser shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Parent or the Purchaser to be performed or complied with by it under the Merger Agreement; provided that such breach or failure to perform (if curable) has not been cured within thirty calendar days after notice to the Parent, and provided further that the Company is not in material breach of the Merger Agreement.

    The Merger Agreement provides that if: (i) the Merger Agreement is terminated by (A) the Company pursuant to (f) above or (B) by the Parent pursuant to (e)(i), (ii), (iii) or (iv) above; (ii) (A) the Merger Agreement is terminated pursuant to (c) or (d) (other than in the event that the Purchaser is in material breach of the Merger Agreement at the time of such termination), (B) after the execution and delivery of the Merger Agreement but prior to such termination either (x) the Company (or its agents) breaches its obligations under Section 5.2 (NO SOLICITATION OF TRANSACTIONS) of the Merger Agreement or
(y) a third party makes a proposal either publicly or which becomes public prior to such termination with respect to any Acquisition Proposal and (C) within nine months after such termination, either (I) a Third Party Acquisition (as defined in the Merger Agreement) occurs or (II) the Company enters into an agreement with respect to a Third Party Acquisition which is later consummated, then the Company will pay to the Parent, within one business day following the execution and delivery of such agreement or such occurrence in cash and immediately available funds, of $6 million ("Termination Fee"). The Merger Agreement provides that the Company shall from time to time after any termination in connection with a Termination Fee, certain expenses of the Parent and the Purchaser not exceeding $1 million.

    The Merger Agreement provides that in the event of a termination by either the Company or Parent and the Purchaser pursuant to the terms of the Merger Agreement, the Merger Agreement will then become null and void and there will be no further liability or obligation on the part of either the Company or Parent or the Purchaser (or any of their respective representatives or affiliates) as a result of a breach of any representation, warranty, covenant or condition of the Merger Agreement, subject to certain exceptions.

    The Merger Agreement further provides that except as otherwise specifically provided therein, each party will bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

THE GUARANTEE

    Concurrently with the execution and delivery of the Merger Agreement, Borden provided a guarantee to the Company of the obligations of the Purchaser and the Parent under the Merger Agreement to effect the Offer and the Merger.

    12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY; RIGHTS
AGREEMENT.

    PURPOSE. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, the Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

    VOTE REQUIRED TO APPROVE THE MERGER. The Board of Directors of the Company has approved the Merger Agreement in accordance with the DGCL. If required for approval of the Merger, the Company has agreed, subject to the satisfaction of the conditions to the Merger set forth in the Merger Agreement, in accordance with and subject to the DGCL, to duly convene a meeting of its stockholders as promptly as practicable following the purchase of Shares pursuant to the Offer for the purpose of considering and taking action on the Merger Agreement. If stockholder approval is required, the Merger Agreement must generally be approved by the vote of the holders of a majority of the outstanding Shares. As a result, if the Minimum Condition is satisfied, the Purchaser will have the power to approve the Merger Agreement without the affirmative vote of any other stockholder.

    The Merger Agreement provides that, notwithstanding the foregoing, in the event that the Purchaser shall acquire at least 90% of the outstanding Shares, the Company shall, at the Purchaser's request, take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Section 253 of the DGCL.

    THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION WHICH THE PURCHASER OR THE COMPANY MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH SECTION 14(A) OF THE EXCHANGE ACT.

    APPRAISAL RIGHTS. Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote in favor of the Merger and comply with all statutory requirements will have the right under the DGCL to demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the DGCL.

    Under the DGCL, stockholders who properly demand appraisal and otherwise comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be equal to or higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

    In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and RABKIN V. PHILIP A. HUNT CHEMICAL CORP. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of unfairness, including fraud, misrepresentation or other misconduct.

    THE FOREGOING SUMMARY OF THE RIGHTS OF STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESENTATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DELAWARE LAW.

    The foregoing description of certain provisions of the DGCL is not necessarily complete and is qualified in its entirety by reference to the DGCL.

    RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

    PLANS FOR THE COMPANY. If the Purchaser obtains control of the Company pursuant to the Offer, the Parent expects to conduct a detailed review of the Company and its businesses, assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider what, if any, changes would be desirable in light of the circumstances that then exist. Such changes could include changes in the Company's businesses, corporate structure, certificate of incorporation, by-laws, capitalization, board of directors, management or dividend policy. The Parent has entered into discussions with a third party with respect to the possible sale of two subsidiaries of the Company, Aspen Pet Products, Inc. and Woodstream Corporation.

    Except as described in this Offer to Purchase, neither the Parent nor the Purchaser has any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its Board of Directors or management.

    RIGHTS AGREEMENT. In 1987, the Board of the Company declared a dividend payable to stockholders of record as of April 9, 1987, of one Right for each outstanding Common Share. The Rights Agreement that each Right, when exercisable, will entitle the holder thereof until April 9, 2007, to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, at an exercise price of $30, subject to certain anti-dilution adjustments. The Rights will not be exercisable or transferable apart from shares of common stock until the earlier of (i) the day on which there is a public announcement that a Person (as defined in the Rights Agreement) or group has acquired beneficial ownership of 15% or more of the outstanding Common Shares (an "Acquiring Person") or (ii) the tenth business day after a Person commences, or announces an intention to commence, a tender or exchange offer for 15% or more of the outstanding Common Shares. The Rights are redeemable by the Company at $.01 per right at any time prior to the time that a Person or group becomes an Acquiring Person. At any time after a person becomes an Acquiring Person, the Company's Board may exchange all or any part of the Right for Common Shares at an exchange ratio of one Common Share per Right. This option is extinguished when any Person becomes the beneficial owner of 50% or more of the common shares outstanding.

    In the event that the Company is a party to a merger or other business combination transaction in which the Company is not the surviving entity, each Right will entitle the holder to purchase, at the exercise price of the Right, that number of shares of the common stock of the Acquiring Company (as defined in the Rights Agreement) which, at the time of such transaction, would have a market value of two times the exercise price of the Right. In addition, if a Person or group becomes an Acquiring Person, each Right not owned by such Person or group would become exercisable for the number of Common Shares which, at that time, would have a market value of two times the exercise price of the Right.

    On August 4, 1999 the Company and the Rights Agent entered into an amendment to the Rights Agreement which provided that (a) the execution and delivery of the Merger Agreement, the consummation of the Offer, the acquisition of Shares pursuant to the Offer and the consummation of the transactions contemplated thereby, do not and will not, with or without the passage of time, result in (i) the grant of any Rights to any person under the Rights Agreement or enable or require the outstanding rights to be exercised, distributed or triggered, (ii) the Parent, the Purchaser or any of their affiliates becoming an

Acquiring Person, (iii) the occurrence of a Distribution Date or a Share Acquisition Date and (b) the Rights will expire at, and subject to, the consummation of the Offer.

    13. DIVIDENDS AND DISTRIBUTIONS. If on or after the date of the Merger Agreement (except as contemplated thereby), the Company should declare or pay any cash or stock dividend or other distribution on, or issue any right with respect to, the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or the nominee or transferee of the Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer, then without prejudice to the Purchaser's rights under Section 15, (i) the purchase price payable per Share by the Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution (including additional Shares) or right received and held by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Purchaser will, subject to applicable law, be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

    14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, AMERICAN STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the American Stock Exchange for continued inclusion on the American Stock Exchange. If as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the American Stock Exchange for continued inclusion on the American Stock Exchange and the Shares are no longer included on the American Stock Exchange, as the case may be, the market for the Shares could be adversely affected.

    In the event that the Shares no longer meet the requirements of the American Stock Exchange, it is possible that such Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through other sources. However, the extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares.

    The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933.

    15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, but subject to the terms and conditions of the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to the applicable rules and regulations of the Commission including Rule 14e-1(c) under the Exchange Act, pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer in a manner consistent with the terms of the Merger Agreement and may postpone the acceptance for payment of or the payment for any Shares tendered in a manner consistent with the terms of the Merger Agreement, if (i) immediately prior to the expiration of the Offer (as extended in accordance with the Offer), the HSR Act Condition shall not have been satisfied, (ii) immediately prior to the expiration of the Offer (as extended in accordance with the Offer), the Minimum Condition shall not have been satisfied, or (iii) at any time prior to the acceptance of payment for the Shares, any of the following conditions exist:

    (a) there shall be any statute, rule or regulation, or any decree, order or injunction, promulgated, enacted entered or enforced by any Governmental Entity which would (i) make the acquisition by the Purchaser or a material portion of the Shares illegal, or prohibit or materially limit the ownership or operation by the Company or any of the Company's subsidiaries, or by the Parent, the Purchaser or any of the Parent's Subsidiaries of all or any material portion of the business or assets of the Company or any of the Company's subsidiaries or the Purchaser or any of its material subsidiaries, or compelling the Purchaser, the Parent or any of the Parent's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of the Company's subsidiaries or the Parent or any of its material subsidiaries, as a result of the transactions contemplated by the Offer or the Merger Agreement, or (ii) otherwise prohibit or restrict the making or consummation of the Offer or the Merger (each a "Governmental Restriction"); PROVIDED, HOWEVER, that in order to invoke this condition, the Parent and the Purchaser shall have used their reasonable best efforts to prevent such Governmental Restriction or to lift, rescind, mitigate, reverse, cause to expire, terminate or ameliorate the effects thereof;

    (b) there shall be any action or proceeding brought or any imminent action or proceeding meaningfully threatened by any Governmental Entity that seeks an Order having any effect set forth in clause (a) above;

    (c) the Board of the Company shall have withdrawn, modified or amended in a manner that is materially adverse to the Parent or the Purchaser (including by way of any amendment to the Schedule 14D-9) its recommendation of the Offer, the Merger or the Merger Agreement;

    (d) the Company shall have breached or failed to perform in any material respect any of its material covenants or agreements (other than covenants or agreement relating in any way to the Debt Offer (as defined in the Merger Agreement) under the Merger Agreement or the Company shall have willfully beached or willfully failed to perform in any material respect any of the covenants or agreements relating in any way to the Debt Offer;

    (e) any of the representations and warranties of the Company set forth in the Merger Agreement which are qualified as to Material Adverse Effect (as defined in the Merger Agreement) shall not be true and correct when made and as of the expiration of the Offer, or any of the other representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct when made and as of the expiration of the Offer, which failure would have a Material Adverse Effect (except in each case in the case of representations and warranties of the Company which address matters only as of a particular date, which need only be true and correct as aforesaid as of such date);

    (f) the Merger Agreement shall have been terminated in accordance with its terms;

    (g) the Parent, the Purchaser and the Company shall have agreed in writing that Purchaser shall terminate the Offer or postpone the acceptance for payment of or the payment for Shares thereunder;

    (h) there shall have occurred (i) any general suspension of, or limitation on prices for trading in securities on the New York Stock Exchange, American Stock Exchange, any national securities exchange or on the Nasdaq National Market System for a period in excess of 24 hours (excluding any suspension or limit resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) a material adverse change in the general financial, bank or capital markets, including, without limitation, a decline of at least 30% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from the date hereof, or

    (i) a Distribution Date or a Stock Acquisition Date (as each such term is defined in the Rights Agreement) shall have occurred pursuant to the Rights Agreement;

which makes it inadvisable, as determined by the Purchaser in good faith, to proceed with the Offer or with such acceptance for payment or payments.

    The foregoing conditions are for the sole benefit of the Parent and the Purchaser and may be asserted by the Parent or the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. Except as set forth below, neither the Purchaser nor the Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Parent's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Parent or the Purchaser or that certain parts of the businesses of the Company, the Parent or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect (subject to the terms of the Merger Agreement) to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 16.

    STATE TAKEOVER LAWS. A number of states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. In 1982, the Supreme Court of the United States, in EDGAR V. MITE CORP., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. However, in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX ACQUISITION CORP.
V. TELEX CORP., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in GRAND METROPOLITAN PLC V. BUTTERWORTH that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

    Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See Section 16.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

    The Parent intends, as soon as reasonably practicable following the date hereof, to file with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent, unless both the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-calendar day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from the Parent, the waiting period would be extended for an additional 10 calendar days following substantial compliance by the Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not (except as otherwise provided in the Merger Agreement), be extended and in any event the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase by the Purchaser of Shares pursuant to the Offer, either of the FTC and the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of the Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

    Based upon an examination of publicly available information relating to the businesses in which the Company and its subsidiaries are engaged, the Parent and the Purchaser believe that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws. There can be no assurance, however, that a challenge to the Offer on antitrust grounds will not be made or, if such challenge is made, what the outcome will be. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

    MARGIN CREDIT REGULATIONS. Federal Reserve Board Regulations G, T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

    17. FEES AND EXPENSES. Goldman, Sachs & Co. is acting as Dealer Manager in connection with the Offer. As compensation for its services as Dealer Manager, Goldman, Sachs & Co. will receive customary fees if the Offer is consummated. Borden and the Parent also will reimburse Goldman, Sachs & Co. for its reasonable out-of-pocket expenses, including reasonable attorney's fees, and also has agreed to indemnify Goldman, Sachs & Co. against certain liabilities and expenses in connection with the Offer, including certain liabilities under the Federal securities laws.

    The Purchaser has retained Mackenzie Partners, Inc. to act as the Information Agent and IBJ Schroder Bank & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and the Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager, the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

    18. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    The Purchaser and the Parent have filed with the Commission a Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in
Section 8 of this Offer to Purchase.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          EG TWO ACQUISITION CO.

August 11, 1999

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                 OF THE PURCHASER, THE PARENT AND BORDEN, INC.

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The name, age, present principal occupation or employment and five-year employment history of each director and executive officer of the Purchaser are set forth below. All directors and executive officers listed below are citizens of the United States of America. The business address of Messrs. Kidder, Starkman, Barr and Muller, and Ms. Berndt is 180 East Broad Street, Columbus, Ohio 43215. The address for Ms. Yeatman is 2711 Centreville Road, Suite 202, One Little Falls Centre, Wilmington, Delaware 19808.

                                                             PRESENT PRINCIPAL OCCUPATION
                                                              OR EMPLOYMENT AND FIVE-YEAR
NAME AND POSITION                                                 EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------

Ellen German Berndt.................  Ellen German Berndt (age 46) is a Director, Vice President and Secretary of
  Director, Vice President and        the Purchaser. Ms. Berndt is the Assistant General Counsel and Corporate
  Secretary                           Secretary of Borden and has served in such position since October 1998.
                                      From January 1996 to October 1998, Ms. Berndt served as Corporate Secretary and Corporate Counsel of Borden and from 1987 to January 1996 Ms. Berndt served as Assistant Secretary and Corporate Counsel of Borden.

C. Robert Kidder....................  C. Robert Kidder (age 54) is President of the Purchaser and Chairman of the
  President                           Board and Chief Executive Officer of Borden, a position he has held since
                                      January 10, 1995. He also serves as a Director of Borden Foods Corporation,
                                      Borden Chemical, Inc., Wise Foods Holdings, Inc., Elmer's Holdings, Inc.,
                                      CCPC Holding Company, Inc. and reSource Partner, Inc. He served as Chairman of the Board of Duracell International Inc. and Duracell, Inc. from August
                                      1991 through October 1994 and was Chairman of the Board and Chief Executive
                                      Officer of both companies from April 1992 through September 30, 1994,
                                      Chairman of the Board, President and Chief Executive Officer of both companies from August 1991 until April 1992, and President and Chief
                                      Executive Officer of both companies from June 1988 until August 1991. He is also a Director of Electronic Data Systems Corporation, AEP Industries,
                                      Inc. and Morgan Stanley, Dean Witter, Discover & Co.

Ronald P. Starkman..................  Ronald P. Starkman (age 45) is a Vice President and Treasurer of the
  Vice President and Treasurer        Purchaser and has been a Senior Vice President and Treasurer of Borden since November 20, 1995. He also serves as a director of BCP Management,
                                      Inc. He was a Senior Managing Director of Claremont Capital Group, Inc.
                                      from December 1994 to November 1995. Prior to that he was a Senior Vice
                                      President--Investment Banking for Lehman Brothers from 1993 to 1994, and a
                                      Vice President and Assistant Treasurer at American Express from 1986 to
                                      1993.

                                                             PRESENT PRINCIPAL OCCUPATION
                                                              OR EMPLOYMENT AND FIVE-YEAR
NAME AND POSITION                                                 EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------
Thomas V. Barr......................  Thomas V. Barr (age 55) is a Vice President of the Purchaser and Vice
  Vice President                      President, Director of Taxes of Borden in which position he has served since February 1995. From 1989 to February 1995 Mr. Barr was Assistant
                                      General Controller of Borden.

Phyllis R. Yeatman..................  Phyllis R. Yeatman (age 61) is a Vice President and Assistant Treasurer of
  Vice President and                  Purchaser. She is also a Director of the Parent and the Administrative
  Assistant Treasurer                 Manager, of Borden Holdings, Inc. since 1996; prior to that she was the
                                      Office Manager/Delaware Coordinator of BDH One, Inc., a subsidiary of
                                      Borden since October 1989.

John B. Muller......................  John B. Muller (age 38) is a Vice President of the Purchaser and has been
  Vice President                      Vice President Corporate Strategy & Development of Borden since January
                                      1998. Mr. Mueller was a McKinsey & Co. Management Consultant from May 1992 to January 1998.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, age, present principal occupation or employment and five-year employment history of each director and executive officer of the Parent are set forth below. All directors and executive officers listed below are citizens of the United States of America. The business address of Mr. Siegfried is 1201 Market Street, suite 1601, Wilmington, Delaware 19801. The business address of Ms. Yeatman is 2711 Centreville Road, suite 202, One Little Falls Centre, Wilmington, Delaware 19808. The business address of Ms. Berndt and Mr. Starkman is 180 East Broad Street, Columbus, Ohio 43215.

                                                             PRESENT PRINCIPAL OCCUPATION
                                                              OR EMPLOYMENT AND FIVE-YEAR
NAME AND POSITION                                                 EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------

Robert L. Siegfried, Jr.............  Robert L. Siegfried, Jr. (age 40) is a Director of the Parent. Mr.
  Director                            Siegfried also serves as President and CEO of The Siegfried Group, LLP
                                      (formerly Siegfried, Schieffer & Seitz) a position he has held since May
                                      1988.

Phyllis R. Yeatman..................  Phyllis R. Yeatman (age 61) is a Director, President, Treasurer and
  Director, President, Treasurer and  Secretary of the Parent. Ms. Yeatman has served as an Administrative
  Secretary                           Manager of Borden Holdings, Inc. since 1996 and prior to that from October
                                      1989 she was the Office Manager/ Delaware Coordinator for BDH One, Inc., a
                                      subsidiary of Borden.

Ronald P. Starkman..................  Ronald P. Starkman (age 45) is Assistant Treasurer of the Parent and has
  Assistant Treasurer                 been Senior Vice President and Treasurer of Borden since November 20, 1995.
                                      He also serves as a director of BCP Management, Inc. He was a Senior
                                      Managing Director of Claremont Capital Group, Inc. from December 1994 to
                                      November 1995. Prior to that he was a Senior Vice President--Investment
                                      Banking for Lehman Brothers from 1993 to 1994, and a Vice President and
                                      Assistant Treasurer at American Express from 1986 to 1993.

                                                             PRESENT PRINCIPAL OCCUPATION
                                                              OR EMPLOYMENT AND FIVE-YEAR
NAME AND POSITION                                                 EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------
Ellen German Berndt.................  Ellen German Berndt (age 46) is Assistant Secretary of Parent and since
  Assistant Secretary                 October 1998 has been the Assistant General Counsel and Corporate Secretary of Borden. From January 1996 to October 1998 Ms. Berndt was Corporate
                                      Secretary and Corporate Counsel of Borden and from 1987 to January 1996 Ms.
                                      Berndt was Assistant Secretary and Corporate Counsel of Borden.

    3. DIRECTORS AND EXECUTIVE OFFICERS OF BORDEN. The name, age, present principal occupation or employment and five-year employment history of each director and executive officer of Borden are set forth below. All directors and executive officers listed below are citizens of the United States of America. The business address of Messrs. Kidder, Carter, Kelley, Stoll, Starkman and Ms. Reardon is 180 East Broad Street, Columbus, Ohio 43215. The business address of Messrs. Stuart, Kravis, Navab and Robbins is 9 West 57(th) Street, New York, New York 10019. The business address of Mr. Roberts is 2800 Sand Hill Road, Menlo Park, California 94025.

                                                             PRESENT PRINCIPAL OCCUPATION
                                                              OR EMPLOYMENT AND FIVE-YEAR
NAME AND POSITION                                                 EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------

C. Robert Kidder....................  C. Robert Kidder (age 54) is Chairman of the Board and Chief Executive
  Chairman of the Board and Chief     Officer of Borden, a position he has held since January 10, 1995. He also
  Executive Officer                   serves as a Director of Borden Foods Corporation, Borden Chemical, Inc.,
                                      Wise Foods Holdings, Inc., Elmer's Holdings, Inc., CCPC Holding Company,
                                      Inc. and reSource Partner, Inc. He served as Chairman of the Board of
                                      Duracell International Inc. and Duracell, Inc. from August 1991 through
                                      October 1994 and was Chairman of the Board and Chief Executive Officer of
                                      both companies from April 1992 through September 30, 1994, Chairman of the
                                      Board, President and Chief Executive Officer of both companies from August
                                      1991 until April 1992, and President and Chief Executive Officer of both companies from June 1988 until August 1991. He is also a Director of
                                      Electronic Data Systems Corporation, AEP Industries, Inc. and Morgan
                                      Stanley, Dean Witter, Discover & Co.

Henry R. Kravis.....................  Henry R. Kravis (age 55) acted as Chairman of the Board of Borden from
  Director                            December 21, 1994 to January 10, 1995. He has been a member of KKR & Co.,
                                      LLC since 1996, was a General Partner of Kohlberg Kravis Roberts & Co. from its establishment through 1995 and has been a General Partner of KKR
                                      Associates, L.P. since its establishment. He is also a Director of Accuride
                                      Corporation, Amphenol Corporation, The Boyds Collection, Ltd., Evenflo
                                      Company Inc., The Gillette Company, IDEX Corporation, KinderCare Learning
                                      Centers, Inc., KSL Recreation Corporation, Owens-Illinois, Inc., PRIMEDIA
                                      Inc., Randall's Food Markets, Inc., Regal Cinemas, Inc., Safeway, Inc.,
                                      Sotheby's Holdings, Inc., and Spalding Holdings Corporation. He is a member of the Executive Committee of the Borden Board. Messrs. Kravis and Roberts
                                      are first cousins.

                                                             PRESENT PRINCIPAL OCCUPATION
                                                              OR EMPLOYMENT AND FIVE-YEAR
NAME AND POSITION                                                 EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------
George R. Roberts...................  George R. Roberts (age 55) has been a member of KKR & Co., LLC since 1996,
  Director                            was a General Partner of Kohlberg Kravis Roberts & Co. from its establishment through 1995, and has been a General Partner of KKR
                                      Associates, L.P. since its establishment. He is also a Director of Accuride
                                      Corporation, Amphenol Corporation, The Boyds Collection, Ltd., Evenflo
                                      Company Inc., IDEX Corporation, KinderCare Learning Centers, Inc., KSL
                                      Recreation Corporation, Owens-Illinois, Inc., PRIMEDIA Inc., Randall's Food
                                      Markets, Inc., Regal Cinemas, Inc., Safeway, Inc., and Spalding Holdings
                                      Corporation. Messrs. Kravis and Roberts are first cousins.

Alexander Navab.....................  Alexander Navab (age 33) is a Director of Borden and also serves as a
  Director                            director of Elmer's Products, Inc., Wise Foods, Inc., Borden Chemical,
                                      Inc., CCPC Holding Company, Inc. and Borden Foods Corporation. He has been an Executive of KKR since June 1993. He was employed by James D. Wolfensohn
                                      Incorporated, an investment banking firm, from September 1991 to June 1993.
                                      He is also a Director of KAMAZ, Inc., KSL Recreation Corporation, Regal
                                      Cinemas Inc., and World Color Press, Inc. He is a member of the Audit
                                      Committee of the Borden Board of Directors.

Clifton S. Robbins..................  Clifton S. Robbins (age 41) is a Director of the Borden and also serves as
  Director                            a Director of Borden Chemical, Inc., Borden Foods Corporation, CCPC Holding
                                      Company, Inc. and BCP Management, Inc. He has been a member of KKR & Co.,
                                      LLC since 1996, was a General Partner of Kohlberg Kravis Roberts & Co. and
                                      has been a General Partner of KKR Associates, L.P. since January 1995. He began as an Executive with Kohlberg Kravis Roberts & Co. in 1987. He is also a Director of AEP Industries, Inc., IDEX Corporation, KinderCare
                                      Learning Centers, Inc., and Regal Cinemas, Inc. He is Chairman of the
                                      Compensation Committee and a member of the Executive Committee of the
                                      Borden Board of Directors.

Scott M. Stuart.....................  Scott M. Stuart (age 40) is a Director of Borden and also serves as
  Director                            Director of Borden Chemical, Inc., Borden Foods Corporation and CCPC
                                      Holding Company, Inc. He has been a member of KKR & Co., LLC since 1996, and has been a General Partner of KKR Associates, L.P. since January 1995.
                                      He was a General Partner of KKR from January 1995 until January 1, 1996 when he became a member of the limited liability company which serves as the general partner of KKR. He has been an Executive with KKR since 1986.
                                      He is a Director of AEP Industries, Inc., World Color Press, Inc., The
                                      Boyds Collection, Ltd., and KSL Recreation Corporation.

                                                             PRESENT PRINCIPAL OCCUPATION
                                                              OR EMPLOYMENT AND FIVE-YEAR
NAME AND POSITION                                                 EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------
William H. Carter...................  William H. Carter (age 46) is Executive Vice President and Chief Financial
  Executive Vice President and Chief  Officer of Borden, a position he has held since April 1998. He is also a
  Financial Officer                   Director of Elmer's Products, Inc., BCP Management, Inc., Borden Chemical,
                                      Inc., AEP Industries, Inc., reSource Partner, Inc., Borden Foods
                                      Corporation, CCPC Holding Company, Inc. and Wise Foods Inc. Prior to
                                      joining Borden in 1995, he served as the Price Waterhouse LLP engagement partner responsible for Borden.

Nancy A. Reardon....................  Nancy A. Reardon (age 46) was elected Senior Vice President, Human
  Senior Vice President, Human        Resources and Corporate Affairs effective March 3, 1997. She is also a
  Resources and Corporate Affairs     Director of Borden Chemical, Inc., Elmer's Products, Inc., Wise Foods,
                                      Inc., Borden Foods Corporation, reSource Partner, Inc. and CCPC Holding
                                      Company, Inc. Previously Ms. Reardon was Senior Vice President--Human
                                      Resources and Communications for Duracell International, Inc. from 1991 through February 1997.

Kevin M. Kelley.....................  Kevin M. Kelley (age 41) Executive Vice President-Corporate Strategy and
  Executive Vice President            Development Borden since April 5, 1999. He is also a Director of Borden
                                      Chemical, Inc., Elmer's Products, Inc., Wise Foods, Inc., Borden Foods
                                      Corporation, reSource Partner, Inc. and CCPC Holding Company, Inc. Prior
                                      thereto he was a Managing Director at Ripplewood Holdings LLC from 1996, a
                                      Managing Director at Onex Investment Corporation from 1995 to 1996, and a founding partner of Bannon & Co., Inc. from 1991 to 1994.

Ronald P. Starkman..................  Ronald P. Starkman (age 45) is Senior Vice President and Treasurer of
  Senior Vice President and           Borden. He is also a Vice President and Treasurer of the Purchaser. He also
  Treasurer                           serves as a director of BCP Management, Inc. He was a Senior Managing
                                      Director of Claremont Capital Group, Inc. from December 1994 to November
                                      1995. Prior to that he was a Senior Vice President--Investment Banking for
                                      Lehman Brothers from 1993 to 1994, and a Vice President and Assistant
                                      Treasurer at American Express from 1986 to 1993.

William F. Stoll, Jr................  William F. Stoll, Jr. (age 51) has been Senior Vice President and General
  Senior Vice President and           Counsel since July 1, 1996. He is also a director of Borden Chemical, Inc.,
  General Counsel                     Elmer's Products, Inc., Wise Foods, Inc., Borden Foods Corporation, BCP
                                      Management, Inc., reSource Partner, Inc. and CCPC Holding Company, Inc.
                                      Prior to joining Borden he was a Vice President of Westinghouse Electric
                                      Corporation since 1993, and served as its Deputy General Counsel from 1988 to 1996.
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                                      I-5

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        THE DEPOSITARY FOR THE OFFER IS:

                       IBJ WHITEHALL BANK & TRUST COMPANY

          BY MAIL:                       BY HAND:                 BY OVERNIGHT COURIER
         P.O. Box 84                    P.O. Box 84                     DELIVERY:
    Bowling Green Station          Bowling Green Station            One State Street
New York, New York 10274-0084  New York, New York 10274-0084    New York, New York 10004
  Attention: Reorganization      Attention: Reorganization      Attention: Reorganization
            Dept.                          Dept.                    Operations Dept.
                                                                  Securities Processing
                                                                       Window SC-1

                         BY FACSIMILE TRANSMISSION: (212) 858-2611

                           CONFIRM BY TELEPHONE: (212) 858-2103

    Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                        [MACKENZIE PARTNERS, INC. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         Call Toll Free (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:

                              GOLDMAN, SACHS & CO.

                                85 Broad Street
                            New York, New York 10004
                         (212) 902-1000 (Call Collect)
                           (800) 323-5678 (Toll Free)